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As filed with the Securities and Exchange Commission on November 2, 2001

Registration No. 333-72124

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FEI Company
(Exact name of registrant as specified in its charter)

Oregon	93-0621989
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7451 NW Evergreen Parkway
Hillsboro, Oregon 97124-5830
Telephone (503) 640-7500
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Vahé A. Sarkissian
7451 NW Evergreen Parkway
Hillsboro, Oregon 97124-5830
Telephone (503) 640-7500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stephen E. Babson
John R. Thomas
Stoel Rives LLP
900 SW Fifth Avenue, Suite 2600
Portland, OR 97204
(503) 224-3380

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED NOVEMBER 2, 2001

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

$175,000,000

5.5% Convertible Subordinated Notes Due August 15, 2008
and the Common Stock Issuable upon Conversion of the Notes

    We issued the notes in a private placement in August 2001. This prospectus will be used by selling securityholders to resell their notes and the common stock issuable upon conversion of their notes.

    The notes are convertible before maturity into common stock at an initial conversion price of $49.52 per share, subject to adjustment in specified events. We will pay interest on the notes on February 15 and August 15 of each year, beginning on February 15, 2002. The notes will mature on August 15, 2008, unless earlier converted or redeemed.

    We may redeem all or a portion of the notes on or after August 20, 2004 or earlier if the price of our common stock reaches levels described in this prospectus. In addition, the holders may require us to repurchase the notes upon a change of control of FEI.

    Our common stock is traded on the Nasdaq National Market under the symbol "FEIC." On October 31, 2001, the last sale price for our common stock as reported on the Nasdaq National Market was $26.98 per share.

    Investing in these securities involves risk. See "Risk Factors" on page 7.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    You should rely only on the information provided in this prospectus or incorporated by reference. We have not authorized anyone else to provide you with different information. Neither we, nor any other person on our behalf, is making an offer to sell or soliciting an offer to buy any of the securities described in this prospectus in any state or other jurisdiction where the offer is not permitted by law. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus. There may have been changes in our affairs since the date of this prospectus.

The date of this prospectus is November   , 2001.

ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we have filed with the SEC using a "shelf" registration process. Under this shelf registration process, selling securityholders may, from time to time, resell their notes, and the common stock issuable upon the sale of their notes, in one or more offerings. Please carefully read both this prospectus and any applicable prospectus supplement together with additional information described under the headings "Where You Can Find More Information" and "Incorporation by Reference."

    Unless we indicate otherwise, references to "FEI," "we," "our" or "us" refer to FEI Company and all entities owned or controlled by FEI.

    FEI and Micrion are our registered trademarks. Various other trademarks of ours appear in this prospectus in italicized type. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder.

WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, which we refer to in this prospectus as the Exchange Act. The Exchange Act file number for our SEC filings is 0-22780. You may read and copy any document we file at the following SEC public reference rooms:

Judiciary Plaza 450 Fifth Street, N.W. Rm. 1024 Washington, D.C. 20549	500 West Madison Street 14th Floor Chicago, Illinois 60661

    You may obtain information on the operation of the public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. We file information electronically with the SEC. Our SEC filings are available from the SEC's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically.

INCORPORATION BY REFERENCE

    We can disclose important information to you by referring you to those documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference the documents listed below into this prospectus and any future filings made by us with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we close this offering. The documents we incorporate by reference include:

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  Our annual report on Form 10-K for the year ended December 31, 2000,

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  Our quarterly reports on Form 10-Q for the thirteen weeks ended April 1, 2001 and the thirteen weeks ended July 1, 2001,

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  Our current report on Form 8-K filed April 25, 2001,

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  Our definitive proxy statement on Schedule 14A for our annual meeting of shareholders held May 17, 2001 and

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  The description of our common stock contained in our Form 8-A, filed May 18, 1995, under section 12 of the Exchange Act, including any amendment or report updating this description.

    You may request a free copy of these filings by writing or telephoning us at the following address or telephone number:

    FEI Company
    7451 NW Evergreen Parkway
    Hillsboro, Oregon 97124-5830
    Attention: John S. Hodgson
    Telephone Number: (503) 640-7500

FORWARD-LOOKING STATEMENTS

    This prospectus contains statements that constitute forward-looking statements within the meaning of section 27A of the Securities Act of 1933, as amended, which we refer to in this prospectus as the Securities Act, and section 21E of the Exchange Act. In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expect," "plan," "intend," "forecast," "anticipate," "believe," "estimate," "predict," "potential," "continue" or the negative of these terms or other comparable terminology. These forward-looking statements involve a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements. These factors include those listed under "Risk Factors" and elsewhere in this prospectus.

    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we do not guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on these forward-looking statements.

PROSPECTUS SUMMARY

    This summary highlights our business and other selected information contained elsewhere or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before making an investment decision. You should read this entire prospectus carefully, including "Risk Factors," and the documents incorporated by reference into this prospectus, including our financial statements, before deciding to invest.

Our Business

    We are a leading supplier of equipment and solutions to the high growth segments of the semiconductor, data storage and industry and institute markets. Our solutions are based on a combination of patented and proprietary technologies that produce highly focused electron and ion beams. These solutions enable our customers to view and analyze structures in three dimensions and to measure, analyze, diagnose and modify deep sub-micron and atomic structures below the surface in semiconductor wafers and devices, data storage components and biological and industrial materials. This enables our customers to develop products faster, control manufacturing processes better and improve production yields.

    We refer to our comprehensive suite of products for three dimensional structural process measurement and analysis as Structural Process Management solutions. These solutions include focused ion beam, or FIB, equipment, scanning electron microscopes, or SEMs, transmission electron microscopes, or TEMs, and DualBeam systems, which combine a FIB and SEM on a single platform. The development of these solutions has been driven by our strong technology base that includes 66 patents and the technical expertise and knowledge base of approximately 300 research and development personnel in the United States and Europe.

    Growth drivers for our business include major technology advances in semiconductor manufacturing, increasing densities in data storage, increasing research and development in drug discovery and post-genomic structural biology, and advanced failure analysis and materials research. Our products are designed to enable our customers to make these technology shifts as they design and manufacture new processes and products.

    In the semiconductor market, our growth is driven by shrinking line widths and process nodes to 0.13 micron and below, the introduction of multiple layers of new materials such as copper and low-k dielectrics, the increase in wafer size to 300 millimeters in diameter, increasing device complexity, shortening product life cycles and technology shifts to complete systems on a chip. Our products are used throughout the development and manufacturing cycles for semiconductors. Our systems enable mask repair, three dimensional wafer metrology, defect analysis, root cause failure analysis and circuit edit for modifying device structures.

    In the data storage market, our growth is driven by rapidly increasing storage densities that require smaller Giant Magneto-Resistive, or GMR, heads, thinner geometries and materials that increase the complexity of device structures, and the requirements of manufacturers to more rapidly trim read/write heads to 0.1 micron and below. Our products offer new capabilities that are focused on process and device geometry control and enable data storage manufacturers to produce next-generation products with greater precision without incurring the costs of retooling their production lines. These include three dimensional metrology for GMR thin film head processing and FIB trimming of GMR heads in the manufacturing process to enable smaller-sized thin film heads.

    In the industry and institute markets, our growth is driven by advances in materials science and structural biology. In materials science, our solutions provide researchers and manufacturers atomic level resolution and permit analysis of advanced products. In structural biology, our solutions enable cell biologists and drug researchers to understand protein sequencing and the location and function of specific DNA-generated proteins within cells. Our products' ultra-high resolution imaging allows cell biologists to create detailed three dimensional reconstructions of complex biological structures, enabling them to map proteins within cells.

    We sell our products to a geographically diverse base of customers in the semiconductor, data storage and industry and institute markets. To date we have a total worldwide installed base of approximately 6,100 systems.

    Our objective is to be the leading provider of advanced Structural Process Management solutions that help our customers keep pace with rapid technology shifts and successfully develop and manufacture next generation products. We intend to focus our efforts on the semiconductor market, while continuing to provide advanced solutions to the data storage and industry and institute markets. To achieve our objectives, we plan to pursue the following strategies:

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  expand applications for three-dimensional metrology solutions,

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  continue to expand our technological leadership and capabilities,

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  develop strategic relationships with customers and partners and

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  pursue strategic acquisitions.

Relationship with Philips

    Philips Business Electronics International B.V., or PBE, is a wholly owned subsidiary of Koninklijke Philips Electronics N.V. and acquired approximately 55% of our common stock in February 1997. On May 22, 2001, PBE sold 6,133,334 of its shares of our common stock in a public offering, reducing its beneficial ownership to approximately 26% of our outstanding common stock.

    Because PBE is no longer our majority shareholder, some of the tangible and intangible benefits and arrangements previously provided by Philips have terminated or will be terminated. In this prospectus we use Philips to refer to Koninklijke Philips Electronics N.V. and its affiliates, including PBE, and PBE is used only with respect to the Philips entity that holds shares of our common stock.

    We were incorporated in the state of Oregon in 1971. The mailing address of our principal executive offices is 7451 NW Evergreen Parkway, Hillsboro, Oregon 97124-5830 and our telephone number is (503) 640-7500. We maintain a World Wide Web site on the Internet at www.feico.com. Our web site is not part of this prospectus.

The Offering

    The following is a summary of some of the terms of this offering. For a more complete description of the terms of the notes, see "Description of Notes" in this prospectus.

Securities offered	$175,000,000 aggregate principal amount of 5.5% Convertible Subordinated Notes due 2008 and shares of our common stock issued upon conversion of the notes.
Interest	The notes bear interest at an annual rate of 5.5%. Interest is payable on February 15 and August 15 of each year, beginning February 15, 2002.
Maturity date	The notes will mature on August 15, 2008, unless earlier redeemed or converted.
Conversion rights	Holders may convert all or some of their notes at any time before the close of business on the business day immediately preceding the maturity date at a conversion price of $49.52 per share. The initial conversion price is equivalent to a conversion rate of 20.1939 shares per $1,000 principal amount of notes. The conversion price is subject to adjustment. Upon conversion, you will not receive any cash representing accrued interest.
Provisional redemption	We may redeem the notes, in whole or in part, at any time before August 20, 2004, at a redemption price equal to $1,000 per note to be redeemed plus accrued and unpaid interest, if any, to the date of redemption if (a) the closing price of our common stock has exceeded 150% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date of mailing of the provisional redemption notice and (b) a shelf registration statement covering resales of the notes and the common stock issuable upon conversion of the notes is effective and available for use and is expected to remain effective and available for use for the 30 days following the provisional redemption date, unless registration is no longer required. Upon any provisional redemption we will make an additional payment in cash or common stock, or a combination of cash and common stock, with respect to the notes called for redemption in an amount equal to $166.83 per $1,000 principal amount of notes, less the amount of any interest actually paid on the notes on or before the date of redemption. We will be obligated to make this additional payment on all notes called for provisional redemption, including any notes converted after the notice date and before the provisional redemption date.
Optional redemption	We may redeem the notes on or after August 20, 2004, at the redemption prices set forth in this prospectus.
Change in control repurchase	Upon a change in control, we may be required to make an offer to purchase each holder's notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

Subordination	The notes are our unsecured obligations. The notes are subordinated in right of payment to all of our existing and future senior indebtedness and structurally subordinated to all of the existing and future indebtedness and other liabilities of our subsidiaries. As of September 30, 2001, we had no outstanding indebtedness that is senior to the notes. The indenture governing the notes does not limit our or our subsidiaries' ability to incur senior indebtedness or other debt.
Registration rights	We have agreed to file a shelf registration statement, of which this prospectus forms a part, with the SEC with respect to the notes and the common stock issuable upon conversion of the notes. We have agreed to use reasonable efforts to keep the registration statement of which this prospectus forms a part effective for specified periods. If we fail to fulfill these and other obligations, we will pay additional interest of 0.5% per annum on the notes until we fulfill these obligations.
Use of proceeds	We will not receive any of the proceeds from the sale by any selling security holder of the notes or the underlying common stock.
Trading	The notes are designated as eligible for trading in the PORTAL Market. Our common stock is traded on The Nasdaq National Market under the symbol "FEIC." We provide no assurance, however, as to the liquidity of, or trading market for, the notes or the common stock issuable upon conversion of the notes.

Risk Factors

    Investment in the notes involves risks. You should carefully consider the information under "Risk Factors" and all other information contained or incorporated by reference in this prospectus before investing in the notes or the common stock issued upon conversion of the notes.

RISK FACTORS

    You should carefully consider the risks described below before participating in this offering. The risks and uncertainties described below are not the only ones we face. If any of the following risks actually occurs, our business, financial condition or results of operations could be materially and adversely affected and our ability to make payments on the notes could be impaired, the trading price of the notes and our common stock could decline, and you could lose all or part of your investment.

Risks Relating To Our Business

    The semiconductor industry is one of our primary markets for growth and is highly volatile and unpredictable.

    The semiconductor manufacturing equipment industry is strongly affected by the supply and demand cycles of the semiconductor industry. For 2000, sales of our products to the semiconductor industry accounted for approximately 56% of our net product sales, and we expect sales to the semiconductor industry to be a significant contributing factor to future growth in our total net sales. The semiconductor industry, however, has historically been volatile because of sudden and often unpredictable changes in supply and demand for semiconductors. In addition, although semiconductors are used in many different products in different markets, these markets are interrelated to various degrees. As a result, the timing, length and severity of these cycles are difficult to predict.

    The current downturn in general economic conditions in the United States and in the markets for our customers' products is resulting in a reduction in demand for some of our products, and during this downturn and any subsequent downturns we do not assure you we will be able to maintain or increase our current level of sales. As a capital equipment provider, our revenues in part depend on the spending patterns of our customers, who often delay expenditures or cancel orders in reaction to variations in their businesses or general economic conditions. Because a high proportion of our costs are fixed, our ability to reduce expenses quickly in response to revenue short-falls is limited. In an economic downturn, we may not be able to reduce our significant fixed costs, such as continued investment in research and development or capital equipment requirements. During a recession, we may experience delays in collecting receivables, which may impose constraints on our working capital.

    In periods of declining demand for semiconductor manufacturing equipment, we must align our cost structure quickly and effectively with prevailing market conditions to manage our inventory levels to reduce the possibility of future inventory write-downs resulting from obsolescence, and to motivate and retain key employees. During periods of rapid growth in demand for semiconductor manufacturing equipment, we must acquire or develop sufficient manufacturing capacity and inventory to meet customer demand, and attract, hire, assimilate and retain a sufficient number of qualified people. Our inability to achieve our objectives in a timely and cost-efficient manner during these volatile and unpredictable industry cycles could have a material adverse effect on our business.

We operate in highly competitive industries characterized by increasingly rapid technological changes and competitors that may have greater financial and technical resources.

    The markets for the sale of microelectronics products, electron optics products and component products are highly competitive. A number of our existing domestic and international competitors, as well as potential competitors that may enter our market in the future, have greater financial, marketing and production resources than we do. We believe that some of the technical solutions we provide our customers, including three-dimensional measurement and analysis of structures, are not provided by our competitors. If some of our competitors or potential competitors develop similar or equivalent solutions and products, their potentially greater resources could allow them to provide these products for a lower cost to customers, which could result in a material adverse effect on our business, financial condition and results of operations.

    Additionally, the markets for our products are subject to constant change, in part due to evolving customer needs. As we respond to this change, the elements of competition, as well as the identities of our specific competitors, may alter. Moreover, one or more of our competitors or potential competitors might achieve a technological advance that would put us at a competitive disadvantage, resulting in a material adverse effect on our business, financial condition and results of operations.

Delays in shipment of our products could substantially decrease our reported sales for a period.

    We will continue to derive a substantial portion of our revenues from the sale of a relatively small number of products with high average selling prices, some with sales prices as high as $3.8 million per unit. As a result, the timing of revenue recognition from a single order could have a significant impact on our net sales and operating results for a reporting period. In addition, a substantial portion of our net sales have generally been realized near the end of each quarter, and sales of electron optics products to government-funded customers have generally been significantly higher in the fourth quarter. Accordingly, delays in shipments near the end of a quarter could have a substantial negative effect on operating results for that quarter, and delays in shipments of electron optics products during our fourth quarter could have a substantial negative effect on our operating results for that fiscal year. These effects from shipment delays could be further magnified by announcements from us or our competitors of new products and technologies, which announcements could cause our customers to defer purchases of our existing systems or purchase products from our competitors. Moreover, due to the relatively long build cycles for our products, we are limited in our ability to reduce costs quickly in response to any revenue shortfalls within a period and, consequently, any of these delays could result in a material adverse change in our results of operations for any particular period.

    We cannot forecast with certainty the impact of the factors discussed above on our sales and operating results in any future period. These factors, however, may result in material adverse fluctuations in our future operating results on a quarterly or annual basis. Our results of operations in any period, therefore, should not be considered indicative of the results to be expected for any future period.

Variations in the amount of time it takes for us to sell our systems may cause fluctuations in our operating results.

    Variations in the length of our sales cycles could cause our net sales, and therefore our business, financial condition, operating results and cash flows, to fluctuate widely from period to period. These variations often are based upon factors partially or completely outside our control. The factors that affect the length of time it takes us to complete a sale depend upon many elements including:

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  the efforts of our sales force and our independent sales representatives,

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  the history of previous sales to a customer,

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  the complexity of the customer's fabrication processes,

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  the internal technical capabilities and sophistication of the customer and

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  the capital expenditure budget cycle of our customers.

    As a result of these and a number of other factors influencing our sales cycles with particular customers, the period between our initial contact with a potential customer and the time when we recognize revenue from that customer, if ever, varies widely. Our sales cycle typically can range up to twelve months. Sometimes our sales cycle can be much longer, particularly when the sales cycle involves developing new applications for our systems and technology. During these cycles, we commit substantial resources to our sales efforts before receiving any revenue, and we may never receive any revenue from a customer despite these sales efforts.

    In addition to lengthy and sometimes unpredictable sales cycles, the build cycle, or the time it takes us to build a product to customer specifications, typically ranges from one to six months. During this period, the customer may cancel its order, although generally it will be required to pay us a fee based on which stage of the build cycle we have completed.

    After a customer purchases one of our systems, we provide the customer an acceptance period during which the customer may evaluate the performance of the system and potentially reject the system. In addition, customers often evaluate the performance of one of our systems for a lengthy period before purchasing any additional systems. The number of additional products a customer may purchase from us, if any, often depends on many factors that are difficult for us to predict accurately, including a customer's capacity requirements and changing market conditions for their products. As a result of these evaluation periods and various factors, many of which are outside our control, the period between a customer's initial purchase and subsequent purchases, if any, often varies, and variations in length of this period could cause further fluctuations in our operating results.

Failure of critical suppliers of parts, components and manufacturing equipment to deliver sufficient quantities to us in a timely and cost-effective manner could negatively affect our business.

    We use numerous vendors to supply parts, components and subassemblies for the manufacture and support of our products. Some key parts may be obtained only from a single supplier or a limited group of suppliers. In particular, we rely on Philips Enabling Technologies Group B.V., or PETG, a wholly owned subsidiary of Philips, for our supply of mechanical parts and subassemblies, Turk Manufacturing Co. as a supplier of component parts and RIPA Holding B.V. as a sole source for electronic subassemblies. We are experiencing supply constraints with respect to the mechanical parts and subassemblies produced by PETG. Although we are working with Philips to assist PETG in taking corrective action, if PETG is not able to increase its production capacity over the next four to six months, these constraints may affect our ability to deliver our products to our customers in a timely manner, which could have an adverse effect on our results of operations. Moreover, as a result of the reduction of PBE's ownership of our common stock after our most recent public offering of common stock, the cost of the parts and subassemblies we purchase from Philips may increase. As a result of this concentration of key suppliers, our results of operations may be materially and adversely affected if, in the future, we do not timely and cost-effectively receive a sufficient quantity of parts to meet our production requirements or if we are required to find alternative suppliers for these supplies.

    We also rely on a limited number of equipment manufacturers to develop and supply the equipment we use to manufacture our products. The failure of these manufacturers to develop or deliver equipment on a timely basis could have a material adverse effect on our business and results of operations. In addition, as a result of the small number of equipment suppliers, we may be more exposed to future cost increases for this equipment.

The data storage industry is a new and developing market for us and may not develop as much as we expect.

    For 2000, sales of our products to the data storage industry accounted for approximately 10% of our net product sales, and we expect sales to this industry to be an important contributing factor to future growth in our total sales. The data storage industry is a newer market than the other markets we serve and, as a result, involves greater uncertainties. These uncertainties could result in material adverse effects on our business, financial condition and results of operations. For example, although we view the data storage market as a growth market, the market may never fully develop as we expect, or alternative technologies or tools may be introduced. In addition, the data storage market recently has experienced a significant amount of consolidation. As a result, our customers in the data storage industry are becoming greater in size and fewer in number, so that the loss of any single customer would have a greater adverse impact upon our results of operations.

We are subject to increased operational costs and other risks because PBE no longer owns a majority of our common stock.

    Before our most recent public offering of common stock, PBE's ownership interest in FEI fluctuated within a few percentage points of 50% of our outstanding shares. Upon completion of our most recent public offering of common stock, and at September 30, 2001, PBE beneficially owned approximately 26% of our common stock. Because PBE is no longer our majority shareholder, some of the tangible and intangible benefits and arrangements previously provided by Philips have terminated and some of these are in the process of being terminated. Although many of these arrangements have already been addressed, we have not completed the replacement of all of our arrangements with Philips, and in some of these areas we may not be able to find replacement services at a similar or lower cost. Even if these services are available at a similar cost, indirect costs are associated with obtaining new vendors, including diversion of management time and resources. We have estimated these changes will collectively result in increased operational costs of approximately $4 million to $5 million per year, but these increased operational costs could be higher or lower. These costs will be partially offset by payments to us from Philips totaling up to $6 million over a three year period pursuant to our agreement with Philips.

    The specific types of increased costs we may incur in the future include the following areas:

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  Intellectual Property. We now have access to some forms of technology through cross-licenses between Philips affiliates and several manufacturers in the electronics industry, and some of our patents are also subject to these cross-licenses. Some of these cross-licenses provide us with the right to use intellectual property that relates to our core technologies. In general, these cross-licenses are subject to majority ownership of us by PBE, and, because we are no longer majority owned by PBE, we believe that our business is no longer subject to most of these cross-licenses. Loss of these cross-licenses could result in our inability to use the previously licensed technology, the necessity of undertaking new licensing arrangements and paying royalties of an undetermined amount, or being subject to patent infringement actions. Our estimate of increased operational costs does not include potentially required future royalty payments or possible litigation expenses.

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  Credit Facility. We terminated a $75 million credit facility with Philips and we intend to obtain a replacement credit facility in the approximate amount of $50.0 million. We may not be able to obtain a replacement credit facility on terms as favorable as the Philips facility.

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  Labor Costs. Because PBE is no longer our majority shareholder, some of our non-U.S. employees will be required to become part of new collective bargaining units, and pension funds of our employees that are now held within Philips' pension fund will be transferred to new pension funds. For the past several years, Philips' pension fund has been in an overfunded position because the value of its pension assets has exceeded the pension benefit obligations. During that time Philips and its majority-owned subsidiaries, including FEI, benefited from reduced pension contribution obligations. After our employees are transferred out of the Philips pension plan, we expect our pension costs in The Netherlands will increase by approximately $3.5 million per year compared to 2000 costs, due to the loss by us of the benefit of the overfunding and the terms of the new collective bargaining arrangements. Philips has agreed to pay us up to a total of $6 million over a three-year period, commencing in 2001, partially to offset increased labor and employee costs associated with FEI no longer being majority-owned by PBE. These payments would cease if a change of control event occurs with respect to FEI.

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  Other Costs. We also have a variety of other arrangements with Philips, such as use of the Philips intranet system for various functions, participation in purchasing programs and use of various administrative services. Most of these arrangements will change because PBE no longer owns a majority of our common stock, and some of these changes will result in additional increased costs to our business.

We have experienced a period of rapid growth, and if we are not successful in managing this and future growth, our business could be significantly harmed.

    We have recently experienced significant growth in net sales. Our net sales increased 48% from approximately $216.2 million for the year ended December 31, 1999 to approximately $320.3 million for the year ended December 31, 2000. We may not be able to continue to maintain or increase this level of net sales in future periods. Moreover, this growth has placed, and is expected to continue to place, a significant strain on our management, operational and financial resources. To manage this growth, we will be required to improve existing and implement new transaction processing, operational and financial systems and procedures and controls. In addition, we need to build up our customer service infrastructure in Asia by adding service personnel and general operations support. Our success depends on our ability to meet increasing demand and delivery schedules that result from this growth. If we are unable to manage this growth effectively, our business, financial condition and results of operations could be significantly harmed.

Our ability to reduce costs is limited by our ongoing need to invest in research and development.

    Our industry is characterized by the need for continued investment in research and development. If we were to fail to invest sufficiently in research and development, our products could become less attractive to potential customers, and our business and financial condition could be materially adversely affected. As a result of our need to maintain our spending levels in this area, our operating results could be materially harmed if our net sales fall below expectations. In addition, as a result of our emphasis on research and development and technological innovation, our operating costs may increase further in the future. We expect our research and development expenses to increase in absolute dollars for the foreseeable future, and these expenses are likely to increase as a percentage of our net sales as well.

We must continually improve our technology to remain competitive, and our results of operations may be adversely affected if we fail to react to changes in our customers' technology requirements.

    Technology changes rapidly in the semiconductor manufacturing and data storage industries, which are important markets for our products. As a result, our ability to compete will depend, in part, on our ability to upgrade our existing systems, as well as develop and introduce more advanced systems at competitive prices and on a cost-effective basis to enable our customers to integrate them into their operations either before or as they begin volume product manufacturing. For example, we have invested significant resources in the development of 300mm semiconductor wafer manufacturing technology. If 300mm fabrication is not widely accepted or we fail to develop 300mm products that are accepted by the marketplace, our long-term growth could be diminished. If we are unable to develop these new types of products, our sales could decline and our existing products could lose market acceptance. Our success in developing, introducing, selling and supporting more advanced systems, however, depends upon many factors, some of which are outside our control, including:

  •
  timely and effective monitoring of technological developments in our customers' industries,

  •
  timely and efficient implementation of manufacturing and assembly processes,

  •
  availability of necessary components at affordable prices,

  •
  product performance in the field,

  •
  market acceptance of our products and

  •
  effective sales, marketing, service and project management.

    In addition, because we must commit resources to product development well in advance of sales, our product development decisions must anticipate technological advances by the industries we serve. We may not be successful in that effort, and we may either expend resources on technologies that are not widely accepted by potential customers or fail to develop timely technologies that our customers desire to purchase. In addition, because research and development for our products involve significant capital expenditures, we may not have sufficient financial resources in the future to continue to develop our product offerings to maintain our competitive position. Accordingly, our inability to select, develop, manufacture and market new systems or enhance our existing systems could cause us to lose our competitive position and could seriously harm our business and results of operations.

We are exposed to the risks that third parties may violate our proprietary rights and our intellectual property rights may not be well protected in foreign countries.

    Our success is dependent upon the protection of our proprietary rights. In the high technology industry, including the supply of structural process management systems, intellectual property is an important asset that is always at risk of infringement. We incur costs to obtain and maintain patents and defend our intellectual property. We rely upon the laws of the United States and of foreign countries in which we develop, manufacture or sell our products to protect our proprietary rights. These proprietary rights may not provide the competitive advantages that we expect, however, or other parties may challenge, invalidate or circumvent these rights.

    Further, our efforts to protect our intellectual property may be less effective in some foreign countries where intellectual property rights are not as well protected as in the United States. Many U.S. companies have encountered substantial problems in protecting their proprietary rights against infringement in foreign countries. We derived 58% of our sales from foreign countries in 2000. If we fail to adequately protect our intellectual property in these countries, it could be easier for our competitors to sell competing products.

    In addition, because PBE is no longer our majority owner, the threat of infringement of our proprietary rights by third parties may increase as a result of the loss of protection provided by Philips' significantly greater portfolio of intellectual property. Infringement of our proprietary rights by a third party could result in lost market and sales opportunities for us, as well as increased costs of litigation.

We may be subject to claims of intellectual property infringement.

    Several of our competitors hold patents covering a variety of focused ion beam and electron beam products, applications and methods of use for focused ion and electron beam products. In addition, some of our customers may use our microelectronics products for applications that are similar to those covered by these patents. From time to time, we and our customers have received correspondence from our competitors claiming that some of our products, as used by our customers, may be infringing one or more of these patents. As of the date of this prospectus, none of these allegations has resulted in litigation. Competitors or others may, however, assert infringement claims against us or our customers in the future with respect to current or future products or uses, and these assertions may result in costly litigation or require us to obtain a license to use intellectual property rights of others. If claims of infringement are asserted against our customers, those customers may seek indemnification from us for damages or expenses they incur.

    Moreover, as the number and sophistication of focused ion and electron beam products in the industry increase through the continued introduction of new products by us and others, and the functionality of these products further overlaps, manufacturers and users of focused ion beam and electron beam products may become increasingly subject to infringement claims. We may also face greater exposure to claims of infringement in the future because PBE is no longer our majority owner. In connection with the reduction in PBE's ownership of our stock, we believe we will no longer benefit from most of the Philips patent cross-licenses from which we previously have benefited.

    If we become subject to infringement claims, we will evaluate our position and consider the available alternatives, which may include seeking licenses to use the technology in question or defending our position. These licenses, however, may not be available on satisfactory terms or at all. If we are not able to negotiate the necessary licenses on commercially reasonable terms or successfully defend our position, our financial condition and results of operations could be materially and adversely affected.

We may not obtain sufficient affordable capital to fund our future needs for manufacturing capacity and research and development.

    We will need to continue to make significant capital expenditures to expand our operations and to enhance our manufacturing capability to keep pace with rapidly changing technologies. Based on our current operating plans, we will require external financing from time to time to fund our capital expenditures. During the past few years, the markets for equity and debt securities have fluctuated significantly, especially with respect to technology-related companies, and during some periods offerings of those securities have been extremely difficult to complete. As a result, in the future, we may not be able to obtain the additional capital required to fund our operations on reasonable terms, or at all, and this lack of capital may have a material adverse effect on our business and results of operations.

    To maintain sufficient liquidity in the future and to fund ongoing capital expenditure needs, we expect to enter into a new credit agreement with a commercial lender. Our new credit agreement may have less favorable terms for us than our previous credit agreement with Philips, including higher borrowing rates, more restrictive financial and operating covenants and liens on some or all of our assets.

Our operating results are influenced by the performance of Asian economies, which have experienced significant downturns during the past few years.

    In recent years, Asian economies have been highly volatile and recessionary, resulting in significant fluctuations in local currencies and other instabilities. Approximately 25% of our sales in 1999 and approximately 29% of our sales in 2000 were derived from this region. In addition, in the past few years, the proportion of our sales to Asian-based companies has been increasing. Instabilities in Asian economies may occur again in the future, which could have a material adverse effect on our financial position and results of operations. Our exposure to the business risks presented by Asian economies will increase to the extent that we continue to expand our operations in that region.

We face risks associated with manufacturing capacity limitations.

    Our complex manufacturing processes require the use of expensive and technologically sophisticated equipment and materials, and we continuously modify these processes in an effort to improve manufacturing yields and product quality. We have, on occasion, experienced manufacturing limitations that have delayed our ability to deliver products within the time frames contracted for by our customers, primarily due to delayed delivery by our suppliers. In the future, we may experience these or other manufacturing difficulties, such as periodic delays in supplier deliveries and mechanical breakdowns, and we may be subject to increased costs or production capacity constraints, any of which could result in a loss of customers or could otherwise have a material adverse effect on our business and results of operations.

We are exposed to the risks of operating a global business, including risks associated with exchange rate fluctuations and legal and regulatory changes.

    For 2000, 58% of our total net sales were generated from sales outside the United States. In addition, two of our four manufacturing sites are located outside the United States. We expect sales from non-U.S. markets to continue to represent a significant, and possibly increasing, portion of our total sales in the future. Our non-U.S. sales and operations are subject to risks inherent in conducting business abroad, many of which are outside our control, including:

  •
  periodic economic downturns and unstable political environments,

  •
  price and currency exchange controls,

  •
  fluctuations in the relative values of currencies,

  •
  difficulties protecting intellectual property,

  •
  unexpected changes in trading policies, regulatory requirements, tariffs and other barriers and

  •
  difficulties in managing a global enterprise, including staffing, collecting accounts receivable, managing distributors and representatives and repatriation of earnings.

    Changes in the relative values of currencies occur from time to time and may, in some instances, have a material effect on our results of operations. In particular, a strengthening of the euro may result in a weakening of our overall financial results. Although we attempt to mitigate our exposure to fluctuations in currency exchange rates, these hedging activities may not always be available or adequate to eliminate, or even mitigate, the impact of our exchange rate exposure. As a result of this exchange rate exposure, as well as the other factors listed above, we may experience a material adverse effect upon our liquidity and results of operations.

    Moreover, as a result of our significant reliance on international sales, we may also be adversely affected if we are unable to continue to use a foreign sales corporation for exporting our products from the United States. The World Trade Organization, or WTO, has ruled that the use of these types of corporations by U.S. businesses, which provide an overall reduction in effective tax rates for these businesses, violate the WTO's global trading rules. Responding to the WTO's decision that foreign sales corporations, or FSCs, constitute an illegal export subsidy, the U.S. Congress repealed the FSC regime and created a new income tax benefit that permanently excludes "foreign extraterritorial income" from taxable income. The extraterritorial income regime applies to transactions after September 30, 2000.

    The European Union believes that the new regime continues to violate the WTO's global trading rules. On August 20, 2001, the WTO Dispute Settlement Body publicly released the panel's report, ruling that the new regime is an illegal export subsidy. In response, the United States filed an appeal with the WTO's Appellate Body, stating that it continues to believe that the new regime is consistent with WTO rules. U.S. Treasury officials have indicated that they will work both "inside" and "outside" litigation to challenge the WTO decision upholding the European Union's complaint against the FSC Repeal and Extraterritorial Income Exclusion Act of 2000. The WTO Appellate Body is expected to take up to at least three months to issue its final report.

    If the WTO upholds its original ruling that the extraterritorial income regime violates the WTO's global trading rules and the U.S government repeals the extraterritorial income regime and does not replace it with an equivalent form of relief, our future results of operations may be adversely affected.

If we deliver systems with defects, our credibility could be harmed and the sales and market acceptance of our systems will decrease.

    Our systems are complex and sometimes have contained errors, defects and bugs when introduced. If we deliver systems with errors, defects or bugs, our credibility and market acceptance and sales of our systems could be harmed. Our products generally carry a one-year warranty, and if our systems contain errors, defects or bugs, we may be required to expend significant capital and resources to alleviate these problems. Defects could also lead to product liability as a result of lawsuits against us or against our customers. In the event of a successful product liability claim, we could be obligated to pay damages that are not covered by product liability insurance or that are significantly in excess of our product liability insurance limits.

Because of the high cost of changing equipment vendors in our markets, we may find it difficult to persuade potential customers to switch from our competitors to us even if our systems are superior to theirs.

    We believe that once a semiconductor device manufacturer has selected one vendor's capital equipment for a production-line application, the manufacturer generally relies upon that capital equipment and, to the extent possible, subsequent generations of the same vendor's equipment for the life of the application. Once a vendor's equipment has been installed in a production line application, a semiconductor device manufacturer must often make substantial technical modifications and may experience production-line downtime in order to switch to another vendor's equipment. Accordingly, unless our systems offer performance or cost advantages that outweigh a customer's expense of switching to our systems, we will find it difficult to achieve significant sales to that customer once it has selected another vendor's capital equipment for an application.

We may make additional acquisitions in the future, and these acquisitions may subject us to risks associated with integrating these businesses into our current business.

    We have made significant acquisitions during the past five years, including the acquisition of the electron optics division of Philips in 1997 and Micrion Corporation in 1999. In addition, we may make acquisitions of, or significant investments in, other businesses with complementary products, services and technologies in the future. Acquisitions involve numerous risks, many of which are unpredictable and beyond our control, including:

  •
  difficulties and increased costs in connection with integration of the personnel, operations, technologies and products of acquired companies,

  •
  diversion of management's attention from other operational matters,

  •
  the potential loss of key employees of acquired companies,

  •
  lack of synergy, or inability to realize expected synergies, resulting from the acquisition,

  •
  the risk that the issuance of our common stock in a transaction could be dilutive to our shareholders if anticipated synergies are not realized and

  •
  acquired assets becoming impaired as a result of technological advancements or worse-than-expected performance by the acquired company.

Our inability to effectively manage these acquisition risks could materially and adversely affect our business, financial condition and results of operations.

    In addition, if we issue equity securities to pay for an acquisition, the ownership percentage of our existing shareholders would be reduced and the value of the shares held by our existing shareholders could be diluted, which could affect the trading price of the notes. If we use cash to pay for an acquisition, the payment could significantly reduce the cash that would be available to fund our operations or to use for other purposes. Acquisition financing may not be available on favorable terms or at all. We also may be required to amortize significant amounts of goodwill or other intangible assets in connection with future acquisitions which could adversely affect our reported earnings. Future acquisitions may also require us to assume contingent liabilities that could have a material adverse effect on our future results of operations and financial condition.

We depend on a few significant customers, and we do not have long-term contracts with these or any of our other customers.

    Our ten largest customers, in the aggregate, accounted for approximately 31% of our revenue in 2000. Our largest customer accounted for approximately 8% of our sales in 2000. In 1999, our ten largest customers, in the aggregate, accounted for approximately 29% of our revenue. Our largest customer in 1999 accounted for approximately 9% of our revenue. The loss of, or a significant reduction of orders from, any of these customers could have a material adverse effect on our results of operations. In addition, none of our customers has any long-term obligation to continue to purchase our products or services, and any customer could reduce or cease ordering our products or services at any time. Our failure to obtain large orders from new or existing customers could seriously harm our business. We believe that sales to some of our customers will decrease in the future as they complete their current purchases for new or expanded manufacturing facilities.

The loss of key management or our inability to attract and retain sufficient numbers of managerial, engineering and other technical personnel could have a material adverse effect upon our results of operations.

    Our continued success depends, in part, upon key managerial, engineering and technical personnel as well as our ability to continue to attract and retain additional personnel. In particular, we depend on our president and chief executive officer, Vahé A. Sarkissian. In the past, key personnel have left us to pursue other opportunities. The loss of key personnel could have a material adverse effect on our business or results of operations. We may not be able to retain our key managerial, engineering and technical employees. Our growth may be dependent on our ability to attract new highly skilled and qualified technical personnel, in addition to personnel that can implement and monitor our financial and managerial controls and reporting systems. Attracting qualified personnel is difficult, and we do not assure you that our recruiting efforts to attract and retain these personnel will be successful.

We are subject to risks associated with non-compliance with environmental regulations.

    We are subject to environmental regulation related to the disposal of hazardous wastes used in the development, manufacturing and demonstration of our products. The failure or inability to comply with existing or future environmental regulations could result in significant remediation liabilities, the imposition of fines or the suspension or termination of production, each of which could have a material adverse effect on our financial condition and results of operations.

Demand for less expensive products is increasing pressure to reduce prices in our industry.

    Semiconductors are increasingly being incorporated into less expensive products, which limits the price that semiconductor manufacturers can charge for semiconductors. As a result, semiconductor manufacturers face increasing pressure to reduce their costs, which in turn creates pressure on semiconductor equipment manufacturers, such as us, to reduce the prices of their products. Significant competition in the industry and institute markets increases pressure to reduce prices on products with overall lower margins. We believe that over time these trends will lead to lower prices, which could reduce our revenue and adversely affect our operating results.

Philips has significant influence on all shareholder votes and may have interests that are different from yours.

    PBE owns approximately 26% of our outstanding common stock. As a result, Philips has significant influence on matters submitted to our shareholders, including proposals regarding:

  •
  any merger, consolidation or sale of all or substantially all of our assets,

  •
  the election of members of our board of directors and

  •
  preventing or causing a change in control of FEI.

    In addition to its significant influence, Philips' interests may be significantly different from the interests of other owners of our common stock and holders of the notes.

Our articles of incorporation and Oregon law may have anti-takeover effects.

    Our board of directors has authority to issue up to 500,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions of those shares without any further vote or action by the shareholders. The potential issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of us, may discourage bids for our common stock at a premium over the market price of the common stock and may adversely affect the market price of, and the voting and other rights of the holders of, common stock and the notes. In addition, the Oregon Control Share Act and the Business Combination Act limit the ability of parties who acquire a significant amount of voting stock to exercise control over us. These provisions may have the effect of lengthening the time required for a person to acquire control of us through a proxy contest or the election of a majority of the board of directors and may deter efforts to obtain control of us. Therefore, your likelihood of exercising the right described under "Description of Notes—Purchase of Notes at Your Option Upon a Change in Control" might be lower than it would otherwise be in the absence of these provisions.

Risks Relating To The Notes and our Common Stock

The notes are effectively subordinated to our secured debt and the debt of our subsidiaries.

    The notes are unsecured and subordinated in right of payment to all of our existing and future senior indebtedness. In the event of our bankruptcy, liquidation or reorganization or upon acceleration of the notes due to an event of default under the indenture and in specified other events, our assets will be available to pay obligations on the notes only after all senior indebtedness has been paid. As a result, sufficient assets may not remain to pay amounts due on any or all of the outstanding notes. The notes also are effectively subordinated to the liabilities, including trade payables, of our subsidiaries. As of September 30, 2001, our subsidiaries had approximately $82.6 million of indebtedness, excluding intercompany liabilities and deferred income taxes. In addition, neither we nor our subsidiaries are prohibited from incurring debt, including senior indebtedness, or granting liens on our assets under the indenture. If we or our subsidiaries were to incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. As of September 30, 2001, we had no outstanding indebtedness that is senior to the notes. We expect to enter into a new senior credit facility to replace our previous credit facility, and any indebtedness incurred under the new credit facility will be senior indebtedness to which these notes will be subordinated. We may from time to time incur other forms of additional debt, including senior indebtedness. See "Description of Notes—Subordination of Notes."

We have increased our indebtedness substantially.

    As a result of the sale of the notes, we incurred $175 million of indebtedness. Our indebtedness presents risks to investors, including the possibility that we may be unable to generate cash sufficient to pay the principal of and interest on the indebtedness. Our ability to make principal and interest payments on our indebtedness will be dependent on our future operating performance, which is dependent on a number of factors, many of which are beyond our control. These factors include prevailing economic conditions and financial, competitive, regulatory and other factors affecting our business and operations, and may be dependent on the availability of borrowings. If we do not have sufficient available resources to repay any indebtedness when it becomes due and payable, we may find it necessary to refinance our indebtedness, and any refinancing may not be available, or available on reasonable terms. Additionally, our indebtedness could have a material adverse effect on our future operating performance, including the following:

  •
  a significant portion of our cash flow from operations will be dedicated to debt service payments, thereby reducing the funds available for other purposes,

  •
  our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes or other purposes may be impaired,

  •
  our leverage may place us at a competitive disadvantage,

  •
  our leverage may limit our ability to expand and otherwise meet our growth objectives and

  •
  our leverage may hinder our ability to adjust rapidly to changing market conditions, and could make us more vulnerable in the event of a downturn in general economic conditions or our business.

    We do not assure you that we will be able to meet our debt service obligations, including our obligations under the notes.

We may be unable to redeem the notes upon a change of control.

    Upon a change in control, as defined in "Description of Notes—Purchase of Notes at Your Option Upon a Change in Control," you may require us to redeem all or a portion of your notes. If a change in control were to occur, we may not have enough funds to pay the purchase price for all tendered notes. Any future credit agreements, including a new credit facility we expect to enter into, or other agreements relating to our indebtedness, may contain provisions that prohibit the repurchase of the notes upon a change in control or may provide that a change in control constitutes an event of default under that agreement. If a change in control occurs at a time when we are prohibited from purchasing the notes, we could seek the consent of our lenders to purchase the notes or could attempt to refinance this debt. If we were not able to obtain a consent, we could not purchase the notes. Our failure to purchase tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other debt. In these circumstances, or if a change in control would constitute an event of default under our senior indebtedness, the subordination provisions of the indenture would restrict payments to you. The term "change in control" is limited to specified transactions and may not include other events that might harm our financial condition. Our obligation to offer to purchase the notes upon a change in control would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

A public market may not develop for the notes.

    The notes are eligible for trading in the PORTAL Market. No market for the notes may develop, however, and any market that develops may not last. If an active market for the notes fails to develop or continue, the trading price of the notes could be harmed. We do not intend to apply for listing of the notes on any securities exchange or other stock market.

The market price of our common stock is volatile, which may adversely affect the price of the notes.

    The stock market in general, and the stock prices of technology companies in particular, have recently experienced volatility that has often been unrelated to the operating performance of any particular company or companies. If market or industry-based fluctuations continue, our stock price could decline regardless of our actual operating performance. In addition, the market price of our common stock will fluctuate in response to a number of other factors, including:

  •
  quarterly variations in our results of operations,

  •
  announcements of new products or product enhancements by us, our competitors or our customers,

  •
  technological innovations by us or our competitors,

  •
  changes in earnings estimates or buy/sell recommendations by financial analysts,

  •
  the operating and stock price performance of comparable companies and

  •
  general market conditions or market conditions specific to particular industries.

    The volatility in our stock price caused by the factors listed above may cause our stock price to decline, which could adversely affect the price of the notes.

Our stock price may be affected if shares of our common stock are sold by our existing shareholders.

    If our shareholders sell substantial amounts of our common stock in the public market, the market price of our common stock could fall. Those sales might make it more difficult for us to sell equity or equity-related securities in the future at a time and place that we deem appropriate. We, our directors and executive officers and PBE have each entered into lock-up restrictions in which each agrees that, in general, without the prior written consent of Credit Suisse First Boston Corporation, each will not sell, contract to sell, or pledge any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock until after November 13, 2001. An exception to this rule allows our directors and executive officers as a group to sell up to 250,000 shares of our common stock beginning August 16, 2001 and will allow PBE to transfer shares to Philips or any of its affiliates, so long as these persons agree to be bound by the lock-up restrictions. Following the expiration of these lock-up restrictions, all of the shares held by those persons will be eligible for immediate sale in the public market, subject in some cases to compliance with the volume and manner of sale requirements of Rule 144 under the Securities Act. Although PBE will be subject to the lock-up agreement described above, we understand that PBE and Philips intend to explore opportunities for disposing of all or a portion of the shares of our common stock that they beneficially own, through one or more open market sales, public or private offerings, privately negotiated transactions or otherwise, depending upon their evaluation of market conditions, market price, alternative investment opportunities, our performance and other relevant factors and business considerations. Any decline in the price of our common stock could result in a decline in the trading price of the notes.

USE OF PROCEEDS

    We will not receive any proceeds from the sale by any selling securityholder of the notes or the underlying common stock.

RATIO OF EARNINGS TO FIXED CHARGES

    The ratio of earnings to fixed charges for each of the periods indicated is set forth below. On February 21, 1997 we acquired substantially all of the electron optics division of Philips, or the PEO Operations, in exchange for 55% of our common stock. The transaction was accounted for as a "reverse acquisition" for accounting purposes, which treated Philips as the accounting acquiror. As a result, our ratios of earnings to fixed charges before 1997 are the ratios of earnings to fixed charges of the PEO Operations only. The ratio of earnings to fixed charges as of and for the year ended December 31, 1997 reflects the PEO Operations from January 1, 1997 to February 20, 1997 and the combined FEI and PEO Operations from February 21, 1997 to December 31, 1997. The ratios of earnings to fixed charges as of and for the years ended December 31, 1998, 1999 and 2000 reflect the combined FEI and PEO Operations.

						Nine Months Ended
	Fiscal Year Ended December 31,
						September 30, 2000	September 30, 2001
	1996	1997	1998	1999	2000
Ratio of earnings to fixed charges	—	—	—	—	9.7x	7.3x	11.1x

    We have calculated the ratio of earnings to fixed charges by dividing (a) income (loss) before taxes plus fixed charges by (b) fixed charges, which consist of interest charges, amortization of bond issuance costs related to indebtedness and that portion of rental expense representative of interest. During the fiscal years ended December 31, 1997, 1998 and 1999, there was a deficiency of earnings to cover fixed charges of approximately $33.5 million, 13.7 million and $2.6 million, respectively.

DESCRIPTION OF NOTES

    We issued 5.5% Convertible Subordinated Notes due 2008 under an indenture dated as of August 3, 2001 between us and BNY Western Trust Company, as trustee. The following summarizes some, but not all, provisions of the notes and the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes. A copy of the form of indenture and the form of certificate evidencing the notes is available to you upon request.

    In this section of the prospectus entitled "Description of Notes," when we refer to "FEI," "we," "our" or "us, "we are referring to FEI Company and not any of its subsidiaries.

General

    The notes are unsecured general obligations of FEI and are subordinate in right of payment as described under "—Subordination of Notes." The notes are convertible into common stock as described under "—Conversion of Notes." The notes are limited to $175,000,000 aggregate principal amount. The notes have been issued only in denominations of $1,000 or in multiples of $1,000. The notes will mature on August 15, 2008, unless earlier redeemed at our option by us or purchased by us at your option upon a change in control.

    The indenture does not limit our or our subsidiaries' ability to pay dividends, incur debt or issue or repurchase securities. In addition, there are no financial covenants in the indenture. You are not protected under the indenture in the event of a highly leveraged transaction or a change in control of FEI, except to the extent described under "—Purchase of Notes at Your Option Upon a Change in Control."

    The notes bear interest at the annual rate of 5.5% subject to increases described in "—Registration Rights" below. Interest is payable on February 15 and August 15 of each year, beginning February 15, 2002, subject to limited exceptions if the notes are converted, redeemed or purchased prior to the interest payment date. The record dates for the payment of interest will be February 1 and August 1. We may, at our option, pay interest on the notes by check mailed to the holders. However, a holder with an aggregate principal amount of notes in excess of $2,000,000 will be paid by wire transfer in immediately available funds at its election. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. We will not be required to make any payment on the notes due on any day which is not a business day until the next succeeding business day. The payment made on the next succeeding business day will be treated as though it were paid on the original due date and no interest will accrue on the payment for the additional period of time.

    We maintain, through the trustee, an office in The City of New York where the notes may be presented for registration, transfer, exchange or conversion. The notes were issued only in fully-registered book-entry form, without coupons, and are represented by one or more global notes. Notes in definitive certificated form will be issued only in the limited circumstances described under "—Book-Entry, Delivery and Form." Holders of notes are not subject to a service charge for any registration of transfer or exchange of notes. We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges.

Conversion of Notes

    You may convert your notes into shares of our common stock at any time before the close of business on the business day immediately preceding the maturity date of the notes, unless previously redeemed or purchased, at the conversion price of $49.52 per share, subject to the adjustments described below.

    Except as described below, we will not make any payment or other adjustment for accrued interest or dividends on any common stock issued upon conversion of the notes. If you submit your notes for conversion between a record date and the opening of business on the next interest payment date, you must pay funds equal to the interest payable on the converted principal amount, except if the submitted notes or portions of notes are called for redemption on or after August 20, 2004 or are subject to purchase following a change in control on a date during the period from the close of business on a record date and ending on the opening of business on the first business day after the next interest payment date, or if this interest payment date is not a business day, the second business day after the interest payment date. As a result of the foregoing provisions, if the exception described in the preceding sentence does not apply and you surrender notes for conversion on a date that is not an interest payment date, you will not receive any interest for the period from the interest payment date next preceding the date of conversion to the date of conversion or for any later period.

    We will not issue fractional shares of common stock upon conversion of notes. Instead, we will pay a cash amount based upon the closing market price of the common stock on the last trading day before the date of conversion.

    If the notes are called for redemption or are subject to purchase following a change in control, your conversion rights on the notes called for redemption or so subject to purchase will expire at the close of business on the last business day before the redemption date or purchase date, as the case may be, unless we default in the payment of the redemption price or purchase price. If you have submitted your notes for purchase upon a change in control, you may only convert your notes if you withdraw your election in accordance with the indenture.

    The conversion price will be adjusted upon the occurrence of:

  (1)
  the issuance of shares of our common stock as a dividend or distribution on our common stock,

  (2)
  the subdivision or combination of our outstanding common stock,

  (3)
  the issuance to all or substantially all holders of our common stock of rights or warrants entitling them for a period of not more than 60 days to subscribe for or purchase our common stock, or securities convertible into our common stock, at a price per share or a conversion price per share less than the then current market price per share, provided that the conversion price will be readjusted to the extent that the rights or warrants are not exercised before the expiration,

  (4)
  the distribution to all or substantially all holders of our common stock of shares of our capital stock, evidences of indebtedness or other non-cash assets, or rights or warrants, excluding:

  •
  dividends, distributions and rights or warrants referred to in clause (1) or (3) above,

  •
  dividends or distributions exclusively in cash referred to in clause (5) below and

  •
  distribution of rights to all holders of common stock pursuant to an adoption of a shareholder rights plan,

  (5)
  the dividend or distribution to all or substantially all holders of our common stock of all-cash distributions in an aggregate amount that together with (A) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for our common stock completed within the preceding 12 months not triggering a conversion price adjustment and (B) all other all-cash distributions to all or substantially all holders of our common stock made within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 10% of our market capitalization on the business day immediately preceding the day on which we declare the distribution and

  (6)
  the purchase of our common stock pursuant to a tender offer (within the meaning of the U.S. federal securities laws) made by us or any of our subsidiaries to the extent that it involves aggregate consideration that together with (A) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for our common stock completed within the preceding 12 months not triggering a conversion price adjustment and (B) all-cash distributions to all or substantially all holders of our common stock made within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 10% of our market capitalization on the expiration date of the tender offer.

    In the event of:

  •
  any reclassification of our common stock, or

  •
  a consolidation, merger or combination involving FEI or

  •
  a sale or conveyance to another person of the property and assets of FEI as an entirety or substantially as an entirety,

in which holders of our outstanding common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, holders of notes will generally be entitled to convert their notes into the same type of consideration received by common shareholders immediately before any of these types of events.

    We are permitted to reduce the conversion price of the notes by any amount for a period of at least 20 days if our board of directors determines that the reduction would be in the best interest of FEI. We are required to give at least 15 days prior notice of any reduction in the conversion price. We may also reduce the conversion price to avoid or diminish income tax to holders of our common stock in connection with a dividend or distribution of stock or similar event.

    You may, in some circumstances, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the non-occurrence of an adjustment to the conversion price.

    No adjustment in the conversion price will be required unless it would result in a change in the conversion price of at least one percent. Any adjustment not made will be taken into account in subsequent adjustments. Except as stated above, we will not adjust the conversion price for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or the right to purchase our common stock or convertible or exchangeable securities.

Subordination of Notes

    The payment of the principal of, premium, if any, and interest on the notes is subordinated to the extent provided in the indenture to the prior payment in full, in cash or other payment satisfactory to the holders of senior indebtedness, of all senior indebtedness.

    Upon any distribution of our assets upon any dissolution, winding-up, liquidation or reorganization, or in bankruptcy, insolvency, receivership or similar proceedings, payment of the principal of, premium, if any, and interest (including any additional interest) on the notes is to be subordinated in right of payment to the prior payment in full, in cash or other payment satisfactory to the holders of senior indebtedness, of all senior indebtedness.

    In the event of any acceleration of the notes because of an event of default, the holders of any senior indebtedness then outstanding would be entitled to payment in full, in cash or other payment satisfactory to the holders of senior indebtedness, of all obligations with respect to the senior indebtedness before the holders of notes are entitled to receive any payment or other distribution. We are required to promptly notify holders of senior indebtedness if payment of the notes is accelerated because of an event of default.

    We also may not make any payment on the notes if:

  •
  a default in the payment of designated senior indebtedness occurs and is continuing beyond any applicable period of grace or

  •
  any other default occurs and is continuing with respect to designated senior indebtedness that permits holders of the designated senior indebtedness to accelerate its maturity and the trustee receives a notice of the default, which we refer to as a payment blockage notice, from any person permitted to give this notice under the indenture.

    We may resume making payments on the notes:

  •
  in the case of a payment default, when the default is cured or waived or ceases to exist and

  •
  in the case of a nonpayment default, the earlier of (1) when the default is cured or waived or ceases to exist and (2) 179 days after receipt of the payment blockage notice.

    No new period of payment blockage may be commenced pursuant to a payment blockage notice unless and until 365 days have elapsed since our receipt of the prior payment blockage notice.

    No default that existed on the date of delivery of any payment blockage notice to the trustee shall be the basis for a subsequent payment blockage notice.

    By reason of the subordination provisions described above, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than the other creditors of FEI. These subordination provisions will not prevent the occurrence of any event of default under the indenture. The indenture does not limit our ability to incur additional indebtedness, including senior indebtedness. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the notes.

    A portion of our operations are or in the future may be conducted through subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, would depend upon the earnings of our subsidiaries. In addition, we would be dependent on the distribution of earnings, loans or other payments by our subsidiaries to us.

    Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings.

    Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

    The indenture does not limit our ability or the ability of our subsidiaries to incur senior indebtedness or any other indebtedness.

Definitions

    "designated senior indebtedness" means any particular senior indebtedness that expressly provides that the senior indebtedness is "designated senior indebtedness" for purposes of the indenture.

    "indebtedness" means:

  (1)
  all of our indebtedness, obligations and other liabilities, contingent or other, for borrowed money, including:

  •
  overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments or

  •
  evidenced by a credit or loan agreement, bonds, debentures, notes or other written obligations, whether or not the recourse of the lender is to all of our assets or to only a portion of our assets, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services,

  (2)
  all of our reimbursement obligations and other liabilities, contingent or other, with respect to letters of credit, bank guarantees or bankers' acceptances,

  (3)
  all of our obligations and liabilities, contingent or other, in respect of leases required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on our balance sheet,

  (4)
  all of our obligations evidenced by a note or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind,

  (5)
  all of our obligations issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business,

  (6)
  all of our obligations and other liabilities, contingent or other, under any lease or related document, including a purchase agreement, in connection with the lease of real property or improvements (or any personal property included as part of the lease) that provides we are contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a residual value of leased property to the lessor and all of our obligations under the lease or related document to purchase or to cause a third party to purchase the leased property (whether or not the lease transaction is characterized as an operating lease or a capitalized lease in accordance with generally accepted accounting principles),

  (7)
  all of our obligations, contingent or other, with respect to an interest rate currency or other swap, cap, floor or collar agreement, hedge agreement, forward contract, or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement,

  (8)
  all of our direct or indirect guarantees or similar agreements to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of indebtedness, obligations or liabilities of another person of the kind described in clauses (1) through (7) and

  (9)
  any and all deferrals, renewals, extensions and refundings of, or amendments, modifications, supplements to, any indebtedness, obligation or liability of the kind described in clauses (1) through (8).

    "senior indebtedness" means the principal of, premium, if any, interest including all interest accruing after the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in the proceeding, and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, indebtedness of FEI whether secured or unsecured, absolute or contingent, due or to become due, outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by FEI, including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing, unless in the case of any particular indebtedness the instrument creating or evidencing the indebtedness or the assumption or guarantee of the indebtedness expressly provides that the indebtedness shall not be senior in right of payment to the notes or expressly provides that the indebtedness is on the same basis or junior to the notes.

    Senior indebtedness does not include any indebtedness of FEI to any subsidiary of FEI or any obligation for federal, state, local or other taxes.

Provisional Redemption

    We may redeem any portion of the notes at any time before August 20, 2004 upon at least 20 and not more than 60 days' notice by mail to the holders of the notes, at a redemption price equal to $1,000 per note plus accrued and unpaid interest to the redemption date if (1) the closing price of our common stock has exceeded 150% of the conversion price for at least 20 trading days in any consecutive 30-day trading period ending on the trading day before the mailing of the notice of redemption and (2) the shelf registration statement covering resales of the notes and the common stock is effective and expected to remain effective and available for use for the 30 days following the redemption date, unless registration is no longer required.

    If we redeem the notes under these circumstances, we will make an additional "make whole" payment on the redeemed notes equal to $166.83 per note, minus the amount of any interest actually paid on the note on or before the redemption date. We must make these "make whole" payments on all notes called for redemption, including notes converted after the date we mailed the notice. The "make whole" payment for notes converted shall not be reduced by accrued and unpaid interest. We may make these "make whole" payments, at our option, either in cash or in our common stock or a combination of cash and stock, if a shelf registration covering resales of the common stock is effective and expected to remain effective and available for use for the 30 days following the redemption date. We will specify the type of consideration for the "make whole" payment in the redemption notice. Payments made in our common stock will be valued at 97% of the average of the closing sales prices of our common stock for the five trading days ending on the day before the redemption date.

    Because the sale price of the common stock will be determined before the redemption date, holders of notes bear the market risk that our common stock will decline in value between the date the sale price is calculated and the redemption date.

Optional Redemption by FEI

    Except as set forth under "—Provisional Redemption," the notes may not be redeemed at the option of FEI before August 20, 2004. Thereafter the notes may be redeemed at the option of FEI in whole, or in part, upon not less than 20 or more than 60 days' notice by mail to holders of the notes.

    The redemption prices (expressed as a percentage of principal amount) are as follows for notes redeemed during the periods set forth below:

Period	Redemption Price
Beginning on August 20, 2004 through August 14, 2005	102.750%
Beginning on August 15, 2005 through August 14, 2006	101.833%
Beginning on August 15, 2006 through August 14, 2007	100.917%
Beginning on August 15, 2007 and thereafter	100.000%

in each case together with accrued interest up to, but not including, the redemption date; provided that if the redemption date falls after an interest payment record date and on or before an interest payment date, then the interest payment shall be payable to holders of record on the relevant record date.

    If fewer than all of the notes are to be redeemed, the trustee will select the notes to be redeemed by lot, or in its discretion, on a pro rata basis. If any note is to be redeemed in part only, a new note in principal amount equal to the unredeemed principal portion will be issued. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be of the portion selected for redemption.

    No sinking fund is provided for the notes.

Purchase of Notes at Your Option Upon a Change in Control

    If a change in control occurs, you will have the right to require us to purchase all or any part of your notes 30 business days after the occurrence of a change in control at a purchase price equal to 100% of the principal amount of the notes plus accrued and unpaid interest to, but excluding, the purchase date. Notes submitted for purchase must be in a principal amount of $1,000 or multiples of $1,000.

    We will mail to the trustee and to each holder of a note a written notice of the change in control within 10 business days after the occurrence of a change in control. This notice will state:

  •
  the terms and conditions of the change in control,

  •
  the procedures required for exercise of the change in control purchase feature and

  •
  the holder's right to require FEI to purchase the notes.

    You must deliver written notice of your exercise of this purchase right to the paying agent at any time before the close of business on the business day before the change in control purchase date. The written notice must specify the notes for which the purchase right is being exercised. If you wish to withdraw this election, you must provide a written notice of withdrawal to the paying agent at any time before the close of business on the business day before the change in control purchase date.

    A change in control will be deemed to have occurred if any of the following occurs:

  •
  any "person" or "group" is or becomes the "beneficial owner," directly or indirectly (other than as a direct result of repurchases of stock by FEI or its subsidiaries), of shares of voting stock of FEI representing 50% or more of the total voting power of all outstanding classes of voting stock of FEI or the person or group has the power, directly or indirectly, to elect a majority of the members of the board of directors of FEI,

  •
  FEI consolidates with, or merges with or into, another person or FEI sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the assets of FEI, or any person consolidates with, or merges with or into, FEI, in any event other than pursuant to a transaction in which the persons that "beneficially owned," directly or indirectly, the shares of voting stock of FEI immediately before the transaction "beneficially own," directly or indirectly, shares of voting stock of FEI, representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person or

  •
  FEI is dissolved or liquidated.

    A change in control will not be deemed to have occurred, however, if either:

  •
  the last sale price of our common stock for any five trading days during the ten trading days immediately preceding the change in control is at least equal to 105% of the conversion price in effect on that day or

  •
  in the case of a merger or consolidation, all of the consideration excluding cash payments for fractional shares in the merger or consolidation constituting the change in control consists of common stock traded on a U.S. national securities exchange or quoted on The Nasdaq National

    Market (or which will be so traded or quoted when issued or exchanged in connection with the change in control) and as a result of the transaction or transactions the notes become convertible solely into common stock.

    For purposes of this change in control definition:

  •
  "person" or "group" have the meanings given to them for purposes of Sections 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term "group" includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision,

  •
  a "beneficial owner" will be determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of the indenture, except that the number of shares of voting stock of FEI will be deemed to include, in addition to all outstanding shares of voting stock of FEI and unissued shares deemed to be held by the "person" or "group" or other person with respect to which the change in control determination is being made, all unissued shares deemed to be held by all other persons,

  •
  "beneficially owned" has a meaning correlative to that of beneficial owner,

  •
  "unissued shares" means shares of voting stock not outstanding that are subject to options, warrants, rights to purchase or conversion privileges exercisable within 60 days of the date of determination of a change in control and

  •
  "voting stock" means any class or classes of capital stock pursuant to which the holders of capital stock under ordinary circumstances have the power to vote in the election of the board of directors, managers or trustees of any person or other persons performing similar functions irrespective of whether or not, at the time capital stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency.

    The term "all or substantially all" as used in the definition of change in control will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There may be a degree of uncertainty in interpreting this phrase. As a result, we do not assure you how a court would interpret this phrase under applicable law if you elect to exercise your rights following the occurrence of a transaction which you believe constitutes a transfer of "all or substantially all" of our assets.

    We will:

  •
  comply with the provisions of Rule 13e-4 and Rule 14e-1, if applicable, under the Exchange Act,

  •
  file a Schedule TO or any successor or similar schedule if required under the Exchange Act and

  •
  otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the notes upon a change in control.

    This change in control purchase feature may make more difficult or discourage a takeover of FEI and the removal of incumbent management; however, we are not aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the change in control purchase feature is not part of a plan by management to adopt a series of anti-takeover provisions.

    We could, in the future, enter into various transactions, including recapitalizations, that would not constitute a change in control but would increase the amount of indebtedness, including senior indebtedness, outstanding or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring indebtedness, including senior indebtedness, under the indenture. The incurrence of significant amounts of additional indebtedness could adversely affect our ability to service our debt, including the notes.

    We may not repurchase any note at any time when the subordination provisions of the indenture otherwise would prohibit us from making the repurchase. If we fail to repurchase the notes when required, this failure will constitute an event of default under the indenture whether or not repurchase is permitted by the subordination provisions of the indenture.

    If a change in control were to occur, we may not have sufficient funds to pay the change in control purchase price for the notes tendered by holders. In addition, we may in the future incur indebtedness that has similar change of control provisions that permit holders of that debt to accelerate or require us to repurchase that indebtedness upon the occurrence of events similar to a change in control. Our failure to repurchase the notes upon a change in control will result in an event of default under the indenture, whether or not the purchase is permitted by the subordination provisions of the indenture.

Events of Default

    Each of the following will constitute an event of default under the indenture:

  (1)
  we fail to pay principal or premium, if any, on any note when due, whether or not prohibited by the subordination provisions of the indenture,

  (2)
  we fail to pay any interest on any note when due if the failure continues for 30 days, whether or not prohibited by the subordination provisions of the indenture,

  (3)
  we fail to perform any other covenant required of us in the indenture if the failure continues for 60 days after notice is given in accordance with the indenture,

  (4)
  we fail to pay the purchase price of any note when due, whether or not prohibited by the subordination provisions of the indenture,

  (5)
  we fail to provide timely notice of a change in control or

  (6)
  specified events in bankruptcy, insolvency or reorganization of FEI.

    If an event of default, other than an event of default described in clause (6) above, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount of the notes to be due and payable immediately. If an event of default described in clause (6) above occurs, the principal amount of the notes will automatically become immediately due and payable. Any payment by us on the notes following any acceleration will be subject to the subordination provisions described above.

    After any acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the notes may, under various circumstances, rescind and annul the acceleration.

    Subject to the trustee's duties in the case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders, unless the holders have offered reasonable indemnity to the trustee. Subject to the trustee's indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

    No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:

  •
  the holder has previously given to the trustee written notice of a continuing event of default,

  •
  the holders of at least 25% in aggregate principal amount of the outstanding notes have made a written request and have offered reasonable indemnity to the trustee to institute the proceeding as trustee,

  •
  the trustee has not complied with the request within 60 days after receipt of the request and the offer of security or indemnity and

  •
  the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction inconsistent with the request within the 60-day period.

    These limitations do not apply, however, to a suit instituted by a holder for the enforcement of payment of the principal of or any premium or interest on any note on or after the applicable due date or the right to convert the note.

    Generally, the holders of not less than a majority of the aggregate principal amount of outstanding notes may waive any default or event of default unless:

  •
  we fail to pay principal, premium or interest on any note when due,

  •
  we fail to convert any note into common stock or

  •
  we fail to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding note affected.

    We are required to furnish to the trustee, on an annual basis, a statement by our officers as to whether or not FEI, to the officer's knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the indenture, specifying any known defaults.

Modification and Waiver

    We and the trustee may make various modifications and amendments to the indenture or the notes without notice to or the consent of any holder, including modifications or amendments to comply with the merger provisions described in the indenture, to provide for uncertificated notes in addition to or in place of certificated notes, to comply with the provisions of the Trust Indenture Act, to appoint a successor trustee, to cure any ambiguity, defect or inconsistency, or to make any other change that does not adversely affect the rights of the holders.

    We and the trustee may make modifications and amendments to the indenture or the notes with the consent of the holders of a majority in aggregate principal amount of the outstanding notes.

    Neither we nor the trustee may make any modification or amendment, however, without the consent of the holder of each outstanding note if the modification or amendment would:

  •
  change the stated maturity of the principal of or interest on any note,

  •
  reduce the principal amount of, or any premium or interest on, any note,

  •
  reduce the amount of principal payable upon acceleration of the maturity of any note,

  •
  change the place or currency of payment of principal of, or any premium or interest on, any note,

  •
  impair the right to institute suit for the enforcement of any payment on, or with respect to, any note,

  •
  modify the subordination provisions in a manner materially adverse to the holders of notes,

  •
  adversely affect the right of holders to convert notes other than as provided in or under the indenture,

  •
  reduce the percentage in principal amount of outstanding notes required for modification or amendment of the indenture,

  •
  reduce the percentage in principal amount of outstanding notes necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults or

  •
  modify the foregoing requirements.

Consolidation, Merger and Sale of Assets

    We may not consolidate with or merge into any other person in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to any successor person, unless:

  •
  the successor person, if any, is a corporation or limited liability company organized and existing under the laws of the United States, or any state of the United States, and assumes our obligations on the notes and under the indenture,

  •
  immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing and

  •
  other conditions specified in the indenture are met.

Registration Rights

    The following summary of the registration rights provided in the registration rights agreement and the notes is not complete. You should refer to the registration rights agreement for a full description of the registration rights that apply to the notes.

    We have filed a shelf registration statement under the Securities Act, of which this prospectus forms a part, pursuant to a registration rights agreement we entered into with the initial purchaser in the initial private placement of the notes. The registration statement registers resales of the notes and the shares of common stock into which the notes are convertible, referred to as registrable securities. We will, at our expense, use commercially reasonable efforts to keep this shelf registration statement effective until the earliest of:

  (1)
  the date when all registrable securities shall have been registered under the Securities Act and disposed of in accordance with the registration statement,

  (2)
  the expiration of the applicable holding period under Rule 144(k), which now is two years from the date the registrable securities were acquired from FEI or its affiliate and

  (3)
  August 3, 2003.

    We will be permitted to suspend the use of this prospectus as a part of the registration statement for a period not to exceed 90 consecutive days or an aggregate of 120 days in any twelve-month period under specified circumstances relating to pending corporate developments, public filings with the SEC and similar events.

    A holder of registrable securities that sells registrable securities pursuant to the shelf registration statement generally will be required to provide information about itself and the specifics of the sale, be named as a selling security holder in the related prospectus and deliver a prospectus to purchasers, be subject to relevant civil liability provisions under the Securities Act in connection with the sale and be bound by the provisions of the registration rights agreements that are applicable to the holder.

    If:

  (1)
  on or before the 90th day after the first date of original issuance of the notes the shelf registration statement has not been filed with the SEC,

  (2)
  on or before the 180th day after the first date of original issuance of the notes the shelf registration statement has not been declared effective by the SEC,

  (3)
  we fail with respect to a note holder that supplies the questionnaire described below to supplement the shelf registration statement in a timely manner to name additional selling securityholders or

  (4)
  after the shelf registration statement has been declared effective the shelf registration statement ceases to be effective or fails to be usable in connection with resales of notes and the common stock issuable upon the conversion of the notes in accordance with and during the periods specified in the registration rights agreement and (A) we do not cure the shelf registration statement within five business days by a post-effective amendment or a report filed pursuant to the Exchange Act or (B) if applicable, we do not terminate the suspension period described above by the 90th day, as the case may be,

(each event referred to in clauses (1) through (4), a registration default), additional interest will accrue daily on registrable securities over and above the rate set forth in the title of the notes, from and including the date on which any registration default shall occur to but excluding the date on which all registration defaults have been cured, at the annual rate of 0.5% for the notes or, if applicable, on an equivalent basis per share (subject to adjustment in the case of stock splits, stock recombinations, stock dividends and the like) of common stock constituting registrable securities. We will have no other liabilities for monetary damages with respect to our registration obligations. With respect to each holder, our obligations to pay additional interest remain in effect only so long as the notes and the common stock issuable upon the conversion of the notes held by the holder are "registrable securities" within the meaning of the registration rights agreement.

Satisfaction and Discharge

    We may discharge our obligations under the indenture while notes remain outstanding if (1) all outstanding notes will become due and payable at their scheduled maturity within 90 days or (2) all outstanding notes have been called for redemption within 90 days and in either case we have deposited with the trustee an amount sufficient to pay and discharge all outstanding notes on the date of their scheduled maturity or the scheduled date of redemption.

Transfer and Exchange

    We have initially appointed the trustee as security registrar, paying agent and conversion agent acting through its corporate trust office. We reserve the right to:

  •
  vary or terminate the appointment of the security registrar, paying agent or conversion agent,

  •
  appoint additional paying agents or conversion agents or

  •
  approve any change in the office through which any security registrar or any paying agent or conversion agent acts.

Purchase and Cancellation

    All notes surrendered for payment, redemption, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

    We may, to the extent permitted by law, purchase notes in the open market or by tender offer at any price or by private agreement. Any notes purchased by us may, to the extent permitted by law, be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled.

Replacement of Notes

    We will replace mutilated, destroyed, stolen or lost notes at your expense upon delivery to the trustee of the mutilated notes, or evidence of the loss, theft or destruction of the notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the note before a replacement note will be issued.

Governing Law

    The indenture and the notes will be governed by and construed in accordance with the laws of the state of New York.

The Trustee

    BNY Western Trust Company serves as the trustee under the indenture. The trustee is permitted to deal with us and any of our affiliates with the same rights as if it were not trustee. Under the Trust Indenture Act, however, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate the conflicts or resign.

    The holders of a majority in principal amount of all outstanding notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee. Any direction, however, may not conflict with any law or the indenture, may not be unduly prejudicial to the rights of another holder or the trustee and may not involve the trustee in personal liability.

Book-Entry, Delivery and Form

    We initially issued the notes in the form of one or more global securities. The global security was deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You may hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive certificated form, called certificated securities, will be issued only in the limited circumstances described below.

    DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the state of New York,

  •
  a member of the Federal Reserve System,

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code and

  •
  a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

    DTC was created to hold securities of institutions that have accounts with DTC, called participants, and to facilitate the clearance and settlement of securities transactions among its participants in these securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, which may include the initial purchaser, banks, trust companies, clearing corporations and various other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies, called indirect participants, that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

    We understand that pursuant to procedures established by DTC, upon the deposit of the global security with DTC, DTC credited on its book-entry registration and transfer system the principal amount of notes represented by the global security to the accounts of participants. The accounts to be credited were designated by the initial purchaser. Ownership of beneficial interests in the global security are limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security are shown on, and the transfer of those ownership interests are effected only through, records maintained by DTC (with respect to participants' interests), the participants and the indirect participants. The laws of some jurisdictions may require that some purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

    Beneficial owners of interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold the beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

    So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no beneficial owner of an interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take the action and the participants would authorize beneficial owners owning through the participants to take the action or would otherwise act upon the instructions of beneficial owners owning through them.

    We will make payments of principal of, premium, if any, and interest (including any additional interest) on the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

    We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest (including any additional interest) on the global security, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through the participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of the participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global security for any note or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between the participants or indirect participants and the owners of beneficial interests in the global security owning through the participants.

    Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

    DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of the portion of the aggregate principal amount of notes as to which the participant or participants has or have given the direction. However, if DTC notifies us that it is unwilling to be a depository for the global security or ceases to be a clearing agency or there is an event of default under the notes, DTC will exchange the global security for certificated securities which it will distribute to its participants and which will be legended, if required.

    Although we expect DTC to follow the foregoing procedures in order to facilitate transfers of interests in the global security among its participants, DTC is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

DESCRIPTION OF CAPITAL STOCK

General

    We are authorized to issue 45,000,000 shares of common stock and 500,000 shares of preferred stock. The following summary describes material provisions of our capital stock. Our articles of incorporation and bylaws, together with applicable Oregon law, contain the legal terms that govern our capital stock. As of October 31, 2001, 31,972,081 shares of our common stock were outstanding and were held of record by 109 shareholders, and no shares of preferred stock were outstanding.

Common stock

    The holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably dividends, if any, declared from time to time by our board of directors out of funds legally available for that purpose. If we liquidate, dissolve or wind up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior distribution rights of preferred stock, if any, then outstanding. The holders of common stock have no preemptive or conversion rights or other subscription rights. No redemption or sinking fund provisions apply to our common stock. The outstanding shares of common stock are fully paid and nonassessable.

Preferred stock

    Our board of directors has the authority, without further action by the shareholders, to issue up to 500,000 shares of preferred stock in one or more series, and to designate the rights, preferences, privileges and restrictions of each series. The issuance of preferred stock could have the effect of restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock or delaying or preventing a change in control of us without further action by the shareholders. We have no plans to issue any shares of preferred stock.

Transfer agent and registrar

    The transfer agent and registrar for our common stock is Mellon Investor Services LLC.

Oregon control share and business combination statutes

    We are subject to the Oregon Control Share Act. The Oregon Control Share Act generally provides that a person who acquires voting stock of an Oregon corporation in a transaction, other than a transaction in which voting shares are acquired from the issuing public corporation, that results in the acquiror holding more than 20%, 33 1/3% or 50% of the total voting power of the corporation cannot vote the shares it acquires in the acquisition unless voting rights are accorded to the control shares by:

  •
  a majority of the outstanding voting shares and

  •
  the holders of a majority of the outstanding voting shares, excluding the control shares held by the acquiror and shares held by the company's officers and inside directors.

    The term "acquiror" is broadly defined to include persons acting as a group.

    The acquiror may, but is not required to, submit to the target company a statement setting forth certain information about the acquiror and its plans with respect to the company. The statement may also request that the company call a special meeting of shareholders to determine whether voting rights will be accorded to the control shares. If the acquiror does not request a special meeting of shareholders, the issue of voting rights of control shares will be considered at the next annual or special meeting of shareholders. If the acquiror's control shares are accorded voting rights and represent a majority or more of all voting power, shareholders who do not vote in favor of voting rights for the control shares will have the right to receive or purchase the appraised "fair value" of their shares, which may not be less than the highest price paid per share by the acquiror for the control shares.

    We are also subject to provisions of the Oregon Business Corporation Act that govern business combinations between corporations and interested shareholders. These provisions generally provide that if a person or entity acquires 15% or more of the outstanding voting stock of an Oregon corporation, the corporation and the acquiring shareholder, or any affiliated entity of the acquiring shareholder, may not engage in specified business combination transactions for three years following the date the person acquired the shares. Business combination transactions for this purpose include:

  •
  a merger or plan of share exchange,

  •
  any sale, lease, mortgage or other disposition of 10% or more of the assets of the corporation and

  •
  specified transactions that result in the issuance or transfer of capital stock of the corporation to the acquiring shareholder.

    These restrictions do not apply, however, if:

  •
  the acquiring shareholder, as a result of the transaction in which the person acquired the shares, owns at least 85% of the outstanding voting stock of the corporation, disregarding shares owned by directors who are also officers and various employee benefits plans,

  •
  the board of directors approves the business combination or the transaction that resulted in the shareholder acquiring the shares before the acquiring shareholder acquired 15% or more of the corporation's voting stock or

  •
  the board of directors and the holders of at least two-thirds of the outstanding voting stock of the corporation, disregarding shares owned by the acquiring shareholder, approve the business combination after the acquiring shareholder acquires 15% or more of the corporation's voting stock.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

    The following is a discussion of certain U.S. federal income tax consequences of ownership of convertible notes and conversion shares as of the date of this prospectus. Except where noted, this summary deals only with convertible notes and conversion shares held as capital assets and does not deal with special situations. For example, this summary does not address:

  •
  tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, financial institutions, tax-exempt entities, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, or insurance companies,

  •
  tax consequences to persons holding convertible notes or conversion shares as part of a hedging, integrated, constructive sale or conversion transaction, or a straddle,

  •
  tax consequences to holders of convertible notes or conversion shares whose "functional currency" is not the U.S. dollar,

  •
  alternative minimum tax consequences, if any, or

  •
  any state, local or foreign tax consequences.

    The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, and regulations, rulings and judicial decisions as of the date of this prospectus. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. If a partnership holds our convertible notes or conversion shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our convertible notes or conversion shares, you should consult your tax advisor.

    This section is for general information only and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular holder of convertible notes or conversion shares in light of the holder's particular circumstances and income tax situation. Holders of convertible notes or conversion shares should consult their own tax advisors regarding application of U.S. federal income tax laws to their particular situations and the consequences of federal estate or gift tax laws, foreign, state, or local laws, and tax treaties.

Consequences to U.S. Holders

    The following is a summary of the U.S. federal tax consequences that will apply to you if you are a U.S. holder of convertible notes or conversion shares.

    Certain consequences to "non-U.S. holders" of convertible notes and conversion shares are described under "—Consequences to Non-U.S. Holders" below. "U.S. holder" means a beneficial owner of a note that is:

  •
  a citizen or resident of the United States,

  •
  a corporation or partnership created or organized in or under the laws of the United States or any political subdivision of the United States,

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source,

  •
  a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person or

  •
  a person whose worldwide income or gain is otherwise subject to U.S. federal income taxation on a net income basis with respect to the convertible notes or conversion shares.

    Payment of Interest.  The convertible notes were not issued with original issue discount. In such case, interest on a convertible note will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for tax purposes.

    If the price of our common stock exceeds 150% of the conversion price of the notes during a prescribed period, and other specified conditions are met, we will be able to call the notes for redemption at a price that will include an additional amount in excess of their principal amount. See "Description of Notes—Provisional Redemption." We intend to take the position that this payment should be disregarded under the contingent payment debt regulations in determining whether the notes are contingent payment debt instruments. Our determination is binding on you unless you disclose a contrary position. Our position, however, is not binding upon any taxing authority, and if the notes were treated as contingent payment debt instruments, the timing, character or amount of your income inclusions with respect to a convertible note may be different.

    Constructive Dividend.  The conversion price of the convertible notes will be adjusted in some circumstances. Under Section 305(c) of the Code, adjustments or failures to make adjustments that have the effect of increasing your proportionate interest in our assets or earnings will in some circumstances result in a deemed distribution to you. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code.

    Sale, Exchange and Retirement of Convertible Notes.  Except as provided below under "—Conversion of Convertible Notes into Conversion Shares," you will generally recognize gain or loss upon the sale, exchange, retirement or other disposition of a convertible note in an amount equal to the difference between (i) the amount realized (which includes the amount of cash and the fair market value of any other property received for the note) less an amount equal to any accrued interest not previously included in income which will be taxable as interest income, upon the sale, exchange, retirement or other disposition and (ii) your adjusted tax basis in the convertible note. Your tax basis in a convertible note will generally be equal to the amount you paid for the convertible note. Any gain or loss will be capital gain or loss. If you are an individual and have held the convertible note for more than 12 months, your capital gain may be taxable at a reduced rate. Your ability to deduct capital losses may be limited.

    Conversion of Convertible Notes into Conversion Shares.  Subject to the receipt of a cash "make whole" payment upon a conversion in connection with a provisional redemption, you will not recognize gain or loss on the conversion of your convertible notes into conversion shares, except to the extent of cash received in lieu of a fractional conversion share. The amount of gain or loss on the deemed sale of a fractional conversion share will be equal to the difference between the amount of cash you receive in respect of the fractional conversion share and the portion of your tax basis in the convertible note that is allocable to the fractional conversion share. The tax basis of the conversion shares received upon a conversion will equal the adjusted tax basis of the convertible note that was converted, reduced by the portion of the tax basis that is allocable to any fractional conversion share. Your holding period for conversion shares will include the period during which you held the convertible notes. If you receive a cash "make whole" payment in connection with a provisional redemption, you will recognize gain, but not loss, equal to the lesser of (i) your gain realized on the conversion or (ii) the amount of the cash "make whole" payment that you receive.

    Information Reporting and Backup Withholding.  In general, information reporting requirements will apply to various payments of principal and interest paid on the convertible notes and dividends paid on the conversion shares and to the proceeds of sale of a convertible note or conversion share, unless you are an exempt recipient, such as a corporation. Backup withholding tax will apply to these payments if you fail to provide your taxpayer identification number or certification of foreign or other exempt status, or if you fail to report the full amount of any dividend and interest income. The backup withholding rate is equal to the fourth lowest rate under Section 1(c) of the Code. For 2002, this rate is 30.0%.

    Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability if the required information is furnished to the IRS.

Consequences to Non-U.S. Holders

    The following is a summary of the U.S. federal tax consequences that will apply to you if you are a non-U.S. holder of convertible notes or conversion shares. The term "non-U.S. holder" means a beneficial owner of a convertible note that is not a U.S. holder.

    Payments of Interest. A 30% U.S. federal withholding tax will not apply to any payment to you of interest on a convertible note provided that:

  •
  you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code,

  •
  you are not a controlled foreign corporation that is related to us through stock ownership,

  •
  you are not a bank whose receipt of interest on a convertible note is described in section 881(c)(3)(A) of the Code and

  •
  (a) you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person, which certification may be made on an IRS W-8BEN or successor form or (b) you hold your convertible notes through various foreign intermediaries and you satisfy the certification requirements of applicable Treasury regulations. Special certification and other rules apply to certain non-U.S. holders that are entities rather than individuals.

    If you cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN, or successor form, claiming an exemption from or reduction in withholding under the benefit of a tax treaty or (2) IRS Form W-8ECI, or successor form, stating that interest paid on the convertible note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

    If you are engaged in a trade or business in the United States and interest on a convertible note or dividends on a conversion share are effectively connected with the conduct of that trade or business, you (although exempt from the 30% withholding tax) will be subject to U.S. federal income tax on that interest or dividend on a net income basis in the same manner as if you were a U.S. person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, interest and dividends on the conversion shares will be included in earnings and profits.

    As more fully described under "Description of Notes—Registration Rights," upon the recurrence of various enumerated events we may be required to pay additional interest to you. These payments may be subject to U.S. federal withholding tax.

    Dividends.  Any dividends paid to you with respect to the conversion shares and any deemed dividends resulting from various adjustments, or failure to make adjustments, to the number of conversion shares to be issued on conversion (see "—Constructive Dividend" above) generally will be subject to withholding tax at a 30% rate or a lower rate that may be specified by an applicable income tax treaty. Dividends that are effectively connected with the conduct of a trade or business within the

United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment, however, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Various certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any effectively connected dividends received by a foreign corporation may, under some circumstances, be subject to an additional "branch profits tax" at a 30% rate or a lower rate that may be specified by an applicable income tax treaty. For this purpose, dividends on conversion shares will be included in earnings and profits.

    A non-U.S. holder of conversion shares who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

    The 30% U.S. federal withholding tax will not apply to any gain that you realize on the sale, exchange, retirement or other disposition of a convertible note or conversion share.

    If you are a non-U.S. holder of convertible notes or conversion shares, you should consult your tax adviser concerning the applicability of the above tax consequences to your particular situation, including the necessity of satisfying various certification requirements, and concerning the applicability of other taxes, such as estate taxes and state and local taxes.

    Sale, Exchange or Redemption of Convertible Notes or Conversion Shares.  Any gain realized on the disposition of a convertible note or conversion share generally will not be subject to U.S. federal income tax unless (1) that gain is effectively connected with the conduct of a trade or business in the United States by you, (2) you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and other conditions are met or (3) we are or have been a "U.S. real property holding corporation" for U.S. federal income tax purposes.

    We believe that we have not been, we are not, and we do not anticipate becoming, a "U.S. real property holding corporation" for U.S. federal income tax purposes.

    U.S. Federal Estate Tax. A note held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual's gross estate for U.S. federal estate tax purposes if: (1) the decedent did not own 10% or more of the total combined voting power of all classes of our voting stock (within the meaning of the Code and the U.S. Treasury regulations) and (2) interest on the notes would not have been, if received at the time of the decedent's death, effectively connected with the decedent's conduct of a trade or business in the United States. However, shares of common stock received upon conversion of notes held by the decedent at the time of death will be included in the decedent's gross estate for U.S. federal estate tax purposes unless an applicable estate tax treaty provides otherwise. Noteholders that are individuals should be aware that there have been recent amendments to the U.S. federal estate tax rules, and these persons should consult with their tax advisors before considering an investment in the notes.

    Information Reporting and Backup Withholding.  In general, subject to the discussions above under "—Payments of Interest" and "—Dividends," you will not be subject to backup withholding and information reporting with respect to payments that we make to you provided that we do not have actual knowledge that you are a U.S. person and you have given us the statement or provided the certifications described above under "—Payments of Interest."

    In addition, subject to the discussion above under "—Sale, Exchange or Redemption of Convertible Notes or Conversion Shares," you will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a convertible note or conversion share within the United States or conducted through certain U.S.-related financial intermediaries if the payor receives the statements or certifications described above and does not have actual knowledge that you are a U.S. person, as defined under the Code, or you otherwise establish an exemption.

    Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

SELLING SECURITYHOLDERS

    We originally issued the notes in a private placement in August 2001. The initial purchaser resold the notes to qualified institutional buyers under Rule 144A under the Securities Act. Selling securityholders may offer and sell the notes and the underlying common stock pursuant to this prospectus.

    The following table contains information obtained by FEI pursuant to a request made to the selling securityholders on September 13, 2001, with respect to the selling securityholders and the principal amount of notes and the underlying common stock beneficially owned by each selling securityholder that may be offered using this prospectus. None of the selling securityholders listed below has held any position or office or had any other material relationship with us during the past three years.

Name of selling securityholder	Principal amount of notes beneficially owned that may be sold	Percentage of notes outstanding	Number of shares of common stock that may be sold(1)	Percentage of common stock outstanding(2)
AAM/Zazove Institutional Income Fund L.P.	$1,000,000	*	20,193	*
AIG/National Union Fire Insurance	800,000	*	16,155	*
Allstate Insurance Company	1,200,000	*	24,232	*
Allstate Life Insurance Company	300,000	*	6,058	*
Alpha U.S. Sub Fund VIII, LLC	60,000	*	1,211	*
Amaranth Securities LLC	6,000,000	3.43%	121,163	*
American Samoa Government	24,000	*	484	*
Arbitex Master Fund L.P.	4,750,000	2.71%	95,920	*
Associated Electric & Gas Insurance Services Limited	350,000	*	7,067	*
Bank Austria Cayman Islands Ltd.	3,500,000	2.00%	70,678	*
Bear, Stearns & Co. Inc.	500,000	*	10,096	*
BNP Paribas Equity Strategies SNC LP	399,000	*	8,057	*
Boilermakers Blacksmith Pension Trust	710,000	*	14,337	*
BP Amoco, PLC Master Trust	220,000	*	4,442	*
CALAMOS Convertible Growth and Income Fund -- CALAMOS Investment Trust	2,500,000	1.43%	50,484	*
CALAMOS Market Neutral Fund -- CALAMOS Investment Trust	6,000,000	3.43%	121,163	*
CitiSAM Fund Ltd.	2,600,000	1.49%	52,504	*
Christian Science Trustees for Gifts & Endowments	135,000	*	2,726	*
Conseco Fund Group -- Conseco Convertible Securities Fund	500,000	*	10,096	*
Consulting Group Capital Markets Funds	350,000	*	7,067	*
Cooper Neff Convertible Strategies Fund, LP	69,000	*	1,393	*
Deephaven Domestic Convertible Trading Ltd.	1,325,000	*	26,756	*
Delaware PERS	765,000	*	15,448	*
Deutsche Banc Alex Brown Inc.	22,500,000	12.86%	454,361	1.42%
DLB High Yield Fund	75,000	*	1,514	*
Equitable Life Assurance Separate Account -- Balanced	110,000	*	2,221	*

Equitable Life Assurance Separate Account -- Convertibles	1,758,000	1.00%	35,500	*
First Union International Capital Markets Inc.	10,000,000	5.71%	201,938	*
First Union National Bank	16,000,000	9.14%	323,101	1.01%
Froley Revy Investment Convertible Security Fund	75,000	*	1,514	*
Hotel Union & Hotel Industry of Hawaii	252,000	*	5,088	*
ICI American Holdings Trust	275,000	*	5,553	*
IMF Convertible Fund	500,000	*	10,096	*
Investcorp -- SAM Fund Ltd.	2,400,000	1.37%	48,465	*
Jefferies and Company, Inc.	6,000	*	121	*
Kentfield Trading, Ltd.	19,958,000	11.40%	403,029	1.26%
Knight Securities LP	115,000	*	2,322	*
Lipper Convertibles, L.P.	2,000,000	1.14%	40,387	*
Lipper Offshore Convertibles, L.P.	2,000,000	1.14%	40,387	*
Massachusetts Mutual Life Insurance Co.	1,325,000	*	26,756	*
MassMutual Asia Fund	25,000	*	504	*
MassMutual Corporate Investors	375,000	*	7,572	*
MassMutual Participation Investors	200,000	*	4,038	*
Memphis Light, Gas & Water Retirement	1,160,000	*	23,424	*
Microsoft Corporation	600,000	*	12,116	*
New York Life Insurance Company	3,000,000	1.71%	60,581	*
New York Life Insurance and Annuity Corporation	1,000,000	*	20,193	*
Ondeo Nalco	200,000	*	4,038	*
Paloma Securities LLC	2,000,000	1.14%	40,387	*
Ramius Capital Group	250,000	*	5,048	*
RCG Latitude Master Fund Ltd.	1,000,000	*	20,193	*
RCG Multi Strategy LP	250,000	*	5,048	*
Rhapsody Fund, LP	3,500,000	2.00%	70,678	*
San Diego County Employees Retirement Assoc.	1,250,000	*	25,242	*
SSI Investment Management Inc.	6,000	*	121	*
Southern Farm Bureau Life Insurance	800,000	*	16,155	*
Spear, Leeds & Kellogg LP	500,000	*	10,096	*
State of Oregon -- Equity	2,475,000	1.41%	49,979	*
Starvest Combined Portfolio	825,000	*	16,659	*
Sturgeon Limited	32,000	*	646	*
Syngenta AG	135,000	*	2,726	*
The Estate of James Campbell	152,000	*	3,069	*
The First Foundation	330,000	*	6,663	*
The James Campbell Corporation	198,000	*	3,998	*
TQA Master Fund, Ltd.	1,500,000	*	30,290	*
TQA Master Plus Fund, Ltd.	2,000,000	1.14%	40,387	*
UBS AG London Branch	10,950,000	6.26%	221,122	*
White River Securities L.L.C.	500,000	*	10,096	*
Zazove Hedged Convertible Fund L.P.	1,400,000	*	28,271	*

ZCM Asset Holding Company (Bermuda) Ltd.	500,000	*	10,096	*
Zeneca Holdings Trust	190,000	*	3,836	*
Zurich Institutional Benchmarks	148,000	*	2,988	*
Zurich Institutional Benchmarks Master Fund Ltd.	600,000	*	12,116	*
Any other holder of notes or future transferee, pledgee, donee or successor of any holder (3) (4)	26,843,000	15.34%	542,063	1.70%

*
Less than 1%

(1)
Assumes conversion of all of the holder's notes at a conversion price of $49.52 per share of common stock. However, this conversion price is subject to adjustment as described under "Description of Notes—Conversion of Notes." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)
Calculated based on Rule 13d-3(d)(1) of the Exchange Act using 31,972,081 shares of common stock outstanding as of October 31, 2001. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes. None of the selling securityholders beneficially owns any common stock of FEI other than the common stock issuable upon conversion of the notes.

(3)
Information about other selling securityholders will be set forth in prospectus supplements, if required.

(4)
Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

    We prepared this table based on the information supplied to us by the selling securityholders named in the table.

    The selling securityholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the dates as of which the information in the above table was supplied to us. Information about the selling securityholders may change over time. Any changed information will be set forth in prospectus supplements, if required.

    Because the selling securityholders may offer all or some of their notes or the underlying common stock from time to time, we cannot estimate the amount of the notes or underlying common stock that will be held by the selling securityholders upon the termination of any particular offering. See "Plan of Distribution."

PLAN OF DISTRIBUTION

    We will not receive any of the proceeds of the sale of the notes and the underlying common stock offered by this prospectus. The notes and the underlying common stock may be sold from time to time to purchasers:

  •
  directly by the selling securityholders or

  •
  through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes and the underlying common stock.

    The selling securityholders and any broker-dealers or agents who participate in the distribution of the notes and the underlying common stock may be deemed to be "underwriters." As a result, any profits on the sale of the notes and underlying common stock by selling securityholders and any discounts, commissions or concessions received by these broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders are deemed to be underwriters, the selling securityholders may be subject to various statutory liabilities, including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

    If the notes and underlying common stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent's commissions.

    The notes and underlying common stock may be sold in one or more transactions at:

  •
  fixed prices,

  •
  prevailing market prices at the time of sale,

  •
  varying prices determined at the time of sale or

  •
  negotiated prices.

    These sales may be effected in transactions:

  •
  on any national securities exchange or quotation service on which the underlying common stock may be listed or quoted at the time of the sale, including the Nasdaq National Market, in the case of the common stock,

  •
  in the over-the-counter market,

  •
  in transactions otherwise than on these exchanges or services or in the over-the-counter market or

  •
  through the writing of options.

    These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

    In connection with sales of the notes and underlying common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes and underlying common stock in the course of hedging their positions. The selling securityholders may also sell the notes and underlying common stock short and deliver notes and underlying common stock to close out short positions, or loan or pledge notes and underlying common stock to broker-dealers that in turn may sell the notes and underlying common stock.

    We are not aware of any plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the underlying common stock by the selling securityholders. We do not assure you that the selling securityholders will sell any or all of the notes and the underlying common stock offered by them pursuant to this prospectus. In addition, we do not assure you that any selling securityholder will not transfer, devise or gift the notes and the underlying common stock by other means not described in this prospectus.

    Our common stock trades on the Nasdaq National Market under the symbol "FEIC." We do not intend to apply for listing of the notes on any securities exchange or for quotation through Nasdaq. Accordingly, we give you no assurance as to the development of liquidity or any trading market for the notes. See "Risk Factors—A public market may not develop for the notes."

    We do not assure you that any selling securityholder will sell any or all of the notes or underlying common stock pursuant to this prospectus. In addition, any notes or underlying common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

    The selling securityholders and any other persons participating in the sale of the notes and underlying common stock will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and underlying common stock by the selling securityholders and any other persons. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the sale of the notes and underlying common stock to engage in market-making activities with respect to the particular notes and underlying common stock being distributed for a period of up to five business days before the commencement of the sale. This may affect the marketability of the notes and underlying common stock and the ability of any person to engage in market-making activities with respect to the notes and underlying common stock.

    Pursuant to the registration rights agreement filed as an exhibit to this registration statement, we and the selling securityholders will be indemnified by the other against specified liabilities, including various liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities.

    We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the notes and underlying common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

LEGAL MATTERS

    The validity of the issuance of the securities offered by this prospectus will be passed upon for us by Stoel Rives LLP, Portland, Oregon, and the enforceability of the notes offered by this prospectus will be passed upon for us by Simpson Thacher & Bartlett, Palo Alto, California.

EXPERTS

    The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report on the financial statements (which report includes an explanatory paragraph referring to the implementation of Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements) and their report on the financial statement schedule, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

    The following table sets forth the costs and expenses payable by the registrant in connection with the offer and sale of the securities being registered. All amounts are estimates except the registration fee.

Registration fee	$43,750
Accounting fees and expenses	5,000
Legal fees and expenses	15,000
Printing and related expenses	10,000
Miscellaneous expenses	6,250

Total	$80,000

Item 15.  Indemnification of Directors and Officers

    Article III of the registrant's Second Amended and Restated Articles of Incorporation and its Restated Bylaws require indemnification of current or former directors of FEI to the fullest extent not prohibited by the Oregon Business Corporation Act. The Oregon Business Corporation Act permits or requires indemnification of directors and officers in certain circumstances. The effects of the indemnification provisions are as follows:

      (a) The indemnification provisions grant a right of indemnification in respect of any proceeding (other than an action by or in the right of FEI), if the person concerned acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of FEI, was not adjudged liable on the basis of receipt of an improper personal benefit and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The termination of a proceeding by judgment, order, settlement, conviction or plea of nolo contendere, or its equivalent, is not, of itself, determinative that the person did not meet the required standards of conduct.

      (b) The indemnification provisions grant a right of indemnification in respect of any proceeding by or in the right of FEI against the expenses (including attorney fees) actually and reasonably incurred if the person concerned acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of FEI, except that no right of indemnification will be granted if the person is adjudged to be liable to FEI.

      (c) Every person who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because of the person's status as a director or officer is entitled to indemnification as a matter of right.

      (d) Because the limits of permissible indemnification under Oregon law are not clearly defined, the indemnification provisions may provide indemnification broader than that described in (a) and (b).

      (e) The registrant may advance to a director or officer the expenses incurred in defending any proceeding in advance of its final disposition if the director or officer affirms in writing in good faith that he or she has met the standard of conduct to be entitled to indemnification as described in (a) or (b) above and undertakes to repay any amount advanced if it is determined that the person did not meet the required standard of conduct. The registrant has obtained insurance for the protection of its directors and officers against any liability asserted against them in their official capacities. The rights of indemnification described above are not exclusive of any other rights of indemnification to which the persons indemnified may be entitled under any bylaw,

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  agreement, vote of shareholders or directors or otherwise. Pursuant to the underwriting agreement, the underwriters agree to indemnify, under certain conditions, the selling shareholder and the registrant's and Philips' officers and directors and persons who control the registrant and the selling shareholders within the meaning of the Securities Act of 1933 against certain liabilities.

Item 16.  Exhibits

4.1	Second Amended and Restated Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996)
4.2	Restated Bylaws (incorporated by reference to Exhibit 3.2 to the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996)
4.3	Indenture dated August 3, 2001 between FEI Company and BNY Western Trust Company*
4.4	Registration Rights Agreement dated August 3, 2001 between FEI and Credit Suisse First Boston Corporation*
4.5	Form of Note*
5.1	Opinion of Stoel Rives LLP
5.2	Opinion of Simpson Thacher & Bartlett
12.1	Statement regarding computation of ratios*
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Stoel Rives LLP (included in Exhibit 5.1)
23.3	Consent of Simpson Thacher & Bartlett (included in Exhibit 5.2)
24.1	Powers of Attorney*
25.1	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, of BNY Western Trust Company*

*
Previously filed.

Item 17.  Undertakings

      (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (A) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (B) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement provided, however, that any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

II–2

          (C) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      provided, however, that paragraphs (a)(1)(A) and (a)(1)(B) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      (d) The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hillsboro, Oregon, on November 1, 2001.

FEI COMPANY

By:	/s/ VAHÉ A. SARKISSIAN Vahé A. Sarkissian President and Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities on November 1, 2001:

/s/ DR. LYNWOOD W. SWANSON Dr. Lynwood W. Swanson	Chairman of the Board of Directors
/s/ VAHÉ A. SARKISSIAN Vahé A. Sarkissian	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ JOHN S. HODGSON* John S. Hodgson	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ STEPHEN F. LOUGHLIN* Stephen F. Loughlin	Vice President and Corporate Controller (Principal Accounting Officer)
Michael J. Attardo	Director
/s/ WILLIAM E. CURRAN* William E. Curran	Director
/s/ DR. WILLIAM W. LATTIN* Dr. William W. Lattin	Director
/s/ DR. JAN C. LOBBEZOO* Dr. Jan C. Lobbezoo	Director
/s/ DR. GERHARD PARKER* Dr. Gerhard Parker	Director
/s/ DONALD R. VANLUVANEE* Donald R. VanLuvanee	Director
*By:	/s/ DR. LYNWOOD W. SWANSON Dr. Lynwood W. Swanson Attorney-in-Fact

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EXHIBIT INDEX

4.1	Second Amended and Restated Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996)
4.2	Restated Bylaws (incorporated by reference to Exhibit 3.2 to the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996)
4.3	Indenture dated August 3, 2001 between FEI Company and BNY Western Trust Company*
4.4	Registration Rights Agreement dated August 3, 2001 between FEI and Credit Suisse First Boston Corporation*
4.5	Form of Note*
5.1	Opinion of Stoel Rives LLP
5.2	Opinion of Simpson Thacher & Bartlett
12.1	Statement regarding computation of ratios*
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Stoel Rives LLP (included in Exhibit 5.1)
23.3	Consent of Simpson Thacher & Bartlett (included in Exhibit 5.2)
24.1	Powers of Attorney*
25.1	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, of BNY Western Trust Company*

*
Previously filed.

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TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION BY REFERENCE
FORWARD-LOOKING STATEMENTS
PROSPECTUS SUMMARY
Our Business
Relationship with Philips
The Offering
Risk Factors
RISK FACTORS
Risks Relating To Our Business
Risks Relating To The Notes and our Common Stock
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF NOTES
DESCRIPTION OF CAPITAL STOCK
CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
SIGNATURES
EXHIBIT INDEX